As filed with the Securities and Exchange Commission on September      , 2004

Registration No. 333-117034

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Developers Diversified Realty Corporation
(Exact name of registrant as specified in its charter)

Ohio	6798	34-1723097
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification number)	(I.R.S. Employer Identification No.)

3300 Enterprise Parkway

Beachwood, Ohio 44122
(216) 755-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SCOTT A. WOLSTEIN, CHIEF EXECUTIVE OFFICER

Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
(216) 755-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Albert T. Adams, Esq.
Suzanne K. Hanselman, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114
(216) 621-0200

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practical after this registration statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per unit	price	registration fee(1)(2)

5.25% Notes Due 2011	$250,000,000	100%	$250,000,000	$31,675

(1)	Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)	Previously Paid

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement that was filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 2, 2004

PRELIMINARY PROSPECTUS

OFFER TO EXCHANGE

$250,000,000
NEW 5.25% NOTES DUE 2011
FOR ANY AND ALL OUTSTANDING 5.25% NOTES DUE 2011
OF
DEVELOPERS DIVERSIFIED REALTY CORPORATION

      We are offering to exchange up to $250,000,000 aggregate principal amount of new 5.25% Notes due 2011 (the “New Notes”), which will be freely transferable, for any and all outstanding 5.25% Notes due 2011 issued in a private offering on April 22, 2004, which are subject to certain transfer restrictions (the “Old Notes,” and together with the New Notes, the “Notes”).

      The exchange offer expires at 5 p.m., New York City time, on [                    ], unless extended. We do not currently intend to extend the expiration date.

      The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

      New Notes will be exchanged for all Old Notes that are validly tendered and not withdrawn. Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer. The exchange offer is not conditioned on a minimum aggregate principal amount of Old Notes being tendered. It is, however, subject to certain conditions, including that it not violate applicable laws or any applicable interpretation of the Securities and Exchange Commission.

      The exchange of Old Notes for New Notes should not be a taxable event for United States federal income tax purposes.

      Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Old Notes not exchanged in the exchange offer will remain outstanding and will be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the Registration Rights Agreement.

      “Affiliates” of Developers Diversified Realty Corporation (within the meaning of the Securities Act of 1933, as amended, the “Securities Act”) may not participate in the exchange offer.

      Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the Exchange Offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 52.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

      We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

      PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 13 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES IN THE EXCHANGE OFFER.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus (and accompanying letter of transmittal and related documents) and any amendments or supplements carefully before making your investment decision.

The date of this prospectus is September 2, 2004

WHERE YOU CAN FIND MORE INFORMATION

      The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document the Company files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information the Company files at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      This Prospectus incorporates by reference documents that the Company files with the SEC, which means that the Company can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that the Company later files with the SEC, modifies or replaces that information. The Company incorporates by reference the following documents the Company filed with the SEC:

      a. Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

      b. Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004;

      c. Current Reports on Form 8-K dated:

(i) November 14, 2003 and filed on January 16, 2004;

(ii) January 20, 2004 and filed on January 20, 2004;

(iii) January 20, 2004 and filed on January 22, 2004;

(iv) March 31, 2004 and filed on April 15, 2004;

(v) April 21, 2004 and filed on May 6, 2004;

(vi) May 6, 2004 and filed on May 6, 2004;

(vii) June 22, 2004, and filed on June 24, 2004;

(viii) June 22, 2004 and filed on June 24, 2004; and

(ix) September 2, 2004 and filed on September 2, 2004.

      The pro forma financial statements contained in the Company’s Current Reports on Form 8-K dated November 14, 2003 and filed on January 16, 2004; dated March 31, 2004 and filed April 15, 2004; dated May 6, 2004 and filed May 6, 2004 and June 22, 2004 and filed on June 24, 2004 have been superseded by those contained in the Current Report on Form 8-K dated September 2, 2004 and filed on September 2, 2004.

      Any documents the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus and prior to the termination of the Offering of the Notes will automatically be deemed to be incorporated by reference in this Prospectus and a part of this Prospectus from the date of filing such documents.

      To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits, unless they are specifically incorporated by reference in any such documents), call or write Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention Michelle Mahue Dawson, Vice President of Investor Relations, telephone number (216) 755-5500. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO NO LATER THAN FIVE DAYS BEFORE THE EXCHANGE OFFER EXPIRES. The Company also maintains a web site that contains additional information about us and provides an electronic means of communicating with its officers and employees (http://www.ddr.com).

      You should rely only on the information incorporated by reference or set forth in this Prospectus. The Company has not authorized anyone else to provide you with different information. The Company is offering the Notes only in states where the offer is permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the cover of this Prospectus.

FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “plan,” “estimate,” “project” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described under the caption “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Unless indicated otherwise, the financial and statistical data contained in this Prospectus is presented as of June 30, 2004. Unless otherwise indicated or unless the context requires otherwise, all references in this Prospectus to “we,” “us,” “our” or the “Company” mean Developers Diversified Realty Corporation and all entities owned or controlled by Developers Diversified Realty Corporation.

The Company

      We are a self-managed real estate investment trust (a “REIT”) that acquires, develops, redevelops, owns, leases and manages shopping centers and business centers. We believe that our portfolio of shopping center properties is one of the largest (measured by amount of total gross leasable area (“GLA”)) currently held by any publicly traded REIT. Our executive offices are located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, and our telephone number is (216) 755-5500.

Recent Developments

      On March 31, 2004, we announced that we entered into an agreement to purchase interests in 110 retail real estate assets, with approximately 18.8 million square feet of GLA, from Benderson Development Company, Inc., a New York corporation, and related entities (collectively, “Benderson”). One of those properties was subject to a right of first refusal, which has been exercised, so we expect to acquire 109 assets. The aggregate purchase price for the assets is approximately $2.3 billion, less assumed debt and the value of a 2.0% equity interest that Benderson is retaining in an entity owning certain of those assets. We assigned our rights to acquire fourteen of the assets, with an aggregate value of approximately $300.0 million, to an affiliate in which we hold a 14.5% equity interest. The purchase of those assets is complete and our affiliate paid the purchase price for the interests in the assigned assets directly to Benderson. We funded the transaction through a combination of assumed debt, new debt financing, the issuance of cumulative redeemable preferred shares and common shares and asset transfers to our affiliate as referenced in the preceding sentence.

      As of September 1, 2004, we had completed the acquisition from Benderson of interests in 104 of those retail real estate assets, including interests in the 14 assets purchased by our affiliate, with approximately 17.5 million square feet of GLA. We expect that the remaining assets will be purchased as various closing conditions, such as completion of title and survey documentation, lender consents relating to loan assumptions and partner approvals, are satisfied.

      The Benderson assets are located in eleven states, with over 80.0% of the GLA in New York and New Jersey. The Benderson assets are approximately 94.0% leased and the largest tenants, based on revenues, include Tops Markets (Ahold USA), Wal-Mart/ Sam’s Club, Home Depot and Dick’s Sporting Goods. Prior to the transaction, we owned less than 100,000 square feet of GLA in New York and approximately 2.7 million square feet of GLA in New Jersey. Upon completion of the transaction, we will own or manage 470 operating and development retail properties in 44 states, with over 100 million square feet of GLA.

      On April 21, 2004, we announced that we had received all capital commitments necessary to complete the expansion of our joint venture relationship with Macquarie DDR Trust (“MDT”). The capital commitments enabled our joint venture to acquire an ownership interest in 23 retail properties, which consist of over 5.6 million square feet of GLA. That transaction has been completed. Eight of the properties were acquired from us, one was acquired from one of our joint ventures, and 14 were acquired directly from Benderson.

      On April 22, 2004, we issued and sold the Old Notes through a private placement. On May 7, 2004, we sold 6,800,000 depository shares, each representing 1/20 of a share of 7.50% Class I Cumulative Redeemable Preferred Shares. On May 10, 2004, we sold 15,000,000 of our common shares. On May 20, 2004, we entered into an agreement with Bank One, Wachovia and Wells Fargo for a $200 million three-year term loan with two one-year extension options at an interest rate of LIBOR plus 75 basis points. Proceeds from the asset transfers, notes, depository shares, common shares and term loan were used to partially fund the Benderson transaction.

The Exchange Offer

The Old Notes	On April 22, 2004, we issued $250,000,000 aggregate principal amount of our 5.25% Notes due 2011 to Banc of America Securities LLC, J.P. Morgan Securities Inc., ABN AMRO Incorporated, Deutsche Bank Securities Inc., ING Financial Markets LLC, Piper Jaffray & Co., Wachovia Capital Markets, LLC, and Wells Fargo Brokerage Services, LLC (whom we refer to as the “initial purchasers”) who then sold those notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because they were sold pursuant to exemptions from registration under the Securities Act, the Old Notes are subject to transfer restrictions. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers in which we agreed to either: (a) file with the SEC a registration statement covering the New Notes, use our best efforts to cause the registration statement to become effective under the Securities Act, and upon effectiveness of the registration statement, complete the exchange offer; or (b) cause the Old Notes to be registered under the Securities Act pursuant to a resale shelf registration statement. If we do not comply with our obligations under the Registration Rights Agreement, we will be required to pay certain liquidated damages. See “Registration Rights.”

The Exchange Offer	We are offering to exchange up to $250,000,000 principal amount of New Notes for an identical principal amount of Old Notes. Old Notes may be exchanged only in $1,000 increments. The terms of the New Notes are identical in all material respect to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture that governs the Old Notes. Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because we have registered the New Notes, the New Notes will not be subject to transfer restrictions and holders of New Notes will have no registration rights.

Consequences of Failure to Exchange	If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, you will still be subject to the restrictions on transfer of your Old Notes as described in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.

Resale of New Notes	We believe you may offer for resale, resell or otherwise transfer the New Notes you receive in the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:

• are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• are a broker-dealer who purchased Old Notes directly from us for resale under Rule 144A or any other exemption under the Securities Act;

• acquired the New Notes other than in the ordinary course of your business; or

• have an arrangement with any person to engage in the distribution of New Notes.

Each broker-dealer who is issued New Notes in the exchange offer for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, a resale or any other transfer of the New Notes issued to it in the exchange offer.

Expiration Time and Date	The Exchange Offer expires at 5 p.m., New York City time, on the later to occur of , 2004 or 20 business days after the date the registration statement is declared effective. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Withdrawal Rights	You may withdraw Old Notes you tendered by furnishing a written notice of withdrawal to the exchange agent or by complying with DTC’s Automated Tender Offer Program System (ATOP) withdrawal procedures at any time before 5 p.m. New York City time on the expiration date unless we decide to extend the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Accrued Interest on the New Notes and Old Notes	The New Notes will bear interest from April 22, 2004 or, if later, from the most the recent date of payment of interest on the Old Notes. Accordingly, if you tender Old Notes that are accepted for exchange, you will not receive interest that is accrued but unpaid on the Old Notes at the time of tender.

Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:

• the compliance of the exchange offer with applicable securities laws;

• the proper tender of the Old Notes;

• our receipt of certain representations made by the holders of the Old Notes, as described below; and

• no judicial or administrative proceeding having been threatened that would limit us from proceeding with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Representations	By participating in the exchange offer, you will represent to us that, among other things:

• you will acquire the New Notes you receive in the exchange offer in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the New Notes;

• you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and

• you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of ours.

Procedures for Tendering Old Notes	To accept the exchange offer, you must send the exchange agent either:

• a properly completed and validly executed letter of transmittal; or

• a computer-generated agent’s message transmitted pursuant to DTC’s ATOP System; and either

• tendered Old Notes held in certificated form; or

• a timely confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at DTC.

Additional documents may be required if you tender pursuant to the guaranteed delivery procedures described below. For more information, see “The Exchange Offer — Procedures for Tendering.”

Tenders by Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and you wish to tender those Old Notes in the exchange offer, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you are unable to comply with the procedures for tendering, you may tender your Old Notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Certain United States Federal Tax Considerations	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations” for a discussion of U.S. federal income tax considerations you should consider before tendering Old Notes in the exchange offer.

Exchange Agent	National City Bank is serving as exchange agent for the exchange offer. The address and telephone number for the exchange agent is listed under “The Exchange Offer — Exchange Agent.”

The New Notes

      The form and terms of the New Notes are the same as the form and terms of the Old Notes for which they are being exchanged, except that the New Notes will be registered under the Securities Act. As a result, the New Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and liquidated damage provisions contained in the New Notes. The New notes represent the same debt as the Old notes for which they are being exchanged. Both the New Notes and the Old Notes are governed by the same indenture. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Notes Offered	$250,000,000 principal amount of 5.25% Notes due 2011.

Maturity	Unless redeemed prior to maturity as described below, the Notes will mature on April 15, 2011.

Optional Redemption	The Notes are redeemable at any time and from time to time at the option of the Company, in whole or in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the Notes; or

• the sum of the present value of the remaining principal amount of and interest on the Notes being redeemed, plus a make-whole premium,

in each case, plus accrued and unpaid interest to the redemption date. See “Description of Notes — Optional Redemption.”

Interest Payment Dates	Interest is payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 2004 (the “Interest Payment Dates”).

Ranking	The Notes will be unsecured and unsubordinated and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding, except that the Notes will be effectively subordinated to any claims of creditors, whether secured or unsecured, of subsidiaries of the Company to the extent of the assets of such subsidiaries. As of June 30, 2004, total consolidated mortgage indebtedness and other secured indebtedness of the Company aggregated approximately $1,099.8 million and there was $2,135.3 million of unsecured debt outstanding.

No Cash Proceeds	We will not receive any proceeds from the issuance of the New Notes.

Limitations on Incurrence of Debt	The Notes will contain various covenants, including the following:

• We will not incur any additional Debt if, immediately after the incurrence of such additional Debt, the aggregate principal amount of all our outstanding Debt on a consolidated basis is greater than 65% of the sum of (i) our Undepreciated Real Estate Assets as of the end of the calendar quarter covered by our most recently filed 10-K or 10-Q and (ii) the purchase price of all real estate assets acquired by us since the end of such calendar quarter.

• We will not incur any Debt if Consolidated Income Available for Debt Service for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge on our consolidated Debt to be outstanding immediately after the incurrence of such additional Debt.

• We will not incur any Secured Debt if, after giving effect to the incurrence of such Secured Debt, the aggregate principal amount of all of our Secured Debt on a consolidated basis is greater than 40% of the sum of (i) our Total Assets as of the end of the calendar quarter covered by our most recently filed 10-K or 10-Q and (ii) the increase, if any, in Total Assets from the end of such quarter, including without limitation, any increase in Total Assets caused by the application of the proceeds of additional Debt.

• We must maintain an Unencumbered Real Estate Asset Value of not less than 135% of the aggregate principal amount of all our and our subsidiaries’ outstanding unsecured Debt.

Form and Denomination	The Notes will be issued in denominations of $1,000 and any integral multiple of $1,000.

The Notes will be represented by one or more permanent global certificates in fully registered, book-entry form without interest coupons, will be deposited with the Trustee as custodian for The Depository Trust Company, or “DTC,” and will be registered in the name of Cede & Co. or another nominee designated by DTC except in limited circumstances.

Lack of Public Market	There is no existing trading market for the Notes, and there can be no assurance regarding any future development of a trading market for the Notes or the ability of holders of the Notes to sell their Notes at all or the price at which such holders may be able to sell their Notes. If such a market were to develop, the Notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities. The initial purchasers have advised us that they currently intend to make a market in the Notes. However, the initial purchasers are not obligated to do so and may discontinue any market-making activity with respect to the Notes at any time without notice. We do not intend to apply for listing or quotation of the Notes on any securities exchange or market.

You should refer to the section entitled “Risk Factors” in this Prospectus for an explanation of some risks of investing in the Notes.

SELECTED FINANCIAL DATA

      The financial data included in the following table has been derived from the financial statements for the last five years and includes the information required by Item 301 of Regulation S-K.

COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA

(Amounts in thousands, except per share data)

	Six Months Ended
	June 30,		For the Years Ended December 31,

	2004	2003	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

Operating Data:
Revenues (primarily real estate rentals)	$273,694	$222,950	$473,561	$352,770	$313,041	$277,542	$253,372

Expenses:
Rental operation	89,580	73,523	162,488	115,925	94,447	81,358	69,920
Depreciation & amortization	57,031	43,733	94,289	76,710	62,851	52,797	48,776
Impairment charge	—	—	—	—	2,895	—	—
Other expense	—	—	9,190	—	—	—	—

	146,611	117,256	265,967	192,635	160,193	134,155	118,696

Other income (expense):
Interest income	2,358	2,759	2,356	1,928	1,789	4,333	6,361
Interest expense	(55,669)	(41,945)	(89,633)	(76,179)	(80,286)	(75,666)	(66,663)

	(53,311)	(39,186)	(87,277)	(74,251)	(78,497)	(71,333)	(60,302)
Income before equity in net income from joint ventures, gain on sale of joint venture interests, minority equity investment, minority interests, discontinued operations, gain on disposition of real estate and real estate investments and income tax of taxable REIT subsidiaries and franchise taxes and cumulative effect of adoption of new accounting standards	73,772	66,508	120,317	85,884	74,351	72,054	74,374
Equity in net income from joint ventures	25,164	16,896	44,967	32,769	17,010	17,072	18,993
Gain on sale of joint venture interests	—	—	7,950	—	—	—	—
Equity in net income from minority equity investment	—	—	—	—	1,550	6,224	5,720
Minority interests	(2,110)	(3,938)	(5,365)	(21,570)	(21,502)	(19,593)	(11,809)
Income tax of taxable REIT subsidiaries and franchise taxes	(892)	—	—	—	—	—	—

Income from continuing operations	95,934	79,466	167,869	97,083	71,409	75,757	87,278
Discontinued operations:
(Loss) income from discontinued operations	(10)	(2,130)	(2,000)	(2,818)	2,666	1,636	1,782
(Loss) gain on disposition of real estate, net	(693)	1,206	460	4,276	—	—	568

	(703)	(924)	(1,540)	1,458	2,666	1,636	2,350

Income before gain on disposition of real estate and real estate investments and cumulative effect of adoption of new accounting standards	95,231	78,542	166,329	98,541	74,075	77,393	89,628
Gain (loss) on disposition of real estate and real estate investments, net of tax	45,368	28,245	73,932	3,429	18,297	23,440	(2,231)
Income before cumulative effect of adoption of a new accounting standard	140,599	106,787	240,261	101,970	92,372	100,833	87,397
Cumulative effect of adoption of a new accounting standard	(3,001)	—	—	—	—	—	—

Net income	$137,598	$106,787	$240,261	$101,970	$92,372	$100,833	$87,397

Net income applicable to common shareholders	$114,476	$83,650	$189,056	$69,368	$65,110	$73,571	$60,135

Earnings per share data — Basic:
Income from continuing operations applicable to common shareholders	$1.30	$1.09	$2.33	$1.07	$1.13	$1.28	$0.94
(Loss) income from discontinued operations	(0.01)	(0.01)	(0.02)	0.02	0.05	0.03	0.04
Cumulative effect of adoption of a new accounting standard	(0.03)	—	—	—	—	—	—

Net income applicable to common shareholders	$1.26	$1.08	$2.31	$1.09	$1.18	$1.31	$0.98

Weighted average number of common shares	90,682	77,626	81,903	63,807	55,186	55,959	60,985

	Six Months Ended
	June 30,		For the Years Ended December 31,

	2004	2003	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

Earnings per share data — Diluted:
Income from continuing operations applicable to common shareholders	$1.28	$1.07	$2.29	$1.05	$1.12	$1.28	$0.91
(Loss) income from discontinued operations	(0.01)	(0.01)	(0.02)	0.02	0.05	0.03	0.04
Cumulative effect of adoption of a new accounting standard	(0.03)	—	—	—	—	—	—

Net income applicable to common shareholders	$1.24	$1.06	$2.27	$1.07	$1.17	$1.31	$0.95

Weighted average number of common shares	93,106	79,981	84,188	64,837	55,834	56,176	63,468
Cash dividends	$0.92	$0.82	$1.69	$1.52	$1.48	$1.44	$1.40

	June 30	At December 31, 2001

	2004	2003	2002	2001	2000	1999

Balance Sheet Data:
Real estate (at cost)	$5,873,324	$3,884,911	$2,804,056	$2,493,665	$2,161,810	$2,068,274
Real estate, net of accumulated depreciation	5,354,925	3,426,698	2,395,264	2,141,956	1,864,563	1,818,362
Advances to and investment in joint ventures	260,182	260,143	258,610	255,565	260,927	299,176
Total assets	5,834,636	3,941,151	2,776,852	2,497,207	2,332,021	2,320,860
Total debt	3,235,114	2,083,131	1,498,798	1,308,301	1,227,575	1,152,051
Shareholders’ equity	2,307,790	1,614,070	945,561	834,014	783,750	852,345

	Six Months Ended
	June 30,		For the Years Ended December 31,

	2004	2003	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

Cash Flows Data:
Cash flow provided from (used in):
Operating activities	$143,436	$110,534	$263,129	$210,739	$174,326	$146,272	$152,272
Investing activities	(1,413,582)	12,516	(16,246)	(279,997)	(37,982)	(20,579)	(209,708)
Financing activities	1,279,973	(117,412)	(251,561)	66,560	(121,518)	(127,442)	60,510
Other Data:
Funds from operations (2):
Net income applicable to common shareholders	$114,476	$83,650	$189,056	$69,368	$65,110	$73,571	$60,135
Depreciation and amortization of real estate investments	55,966	43,694	93,174	76,462	63,200	52,974	49,137
Equity in net income from joint ventures	(25,164)	(16,896)	(44,967)	(32,769)	(17,010)	(17,072)	(18,993)
Gain on sale of joint venture interests	—	—	(7,950)	—	—	—	—
Joint ventures’ funds from operations	23,741	15,943	47,942	44,473	31,546	30,512	32,316
Equity in net income from minority equity investment	—	—	—	—	(1,550)	(6,224)	(5,720)
Minority equity investment funds from operations	—	—	—	—	6,448	14,856	12,965
Minority interests (OP Units)	1,197	859	1,769	1,450	1,531	4,126	6,541
(Gain) loss on sales and impairment charge on depreciable real estate and real estate investments, net	(28,799)	(27,017)	(67,352)	454	(16,688)	(23,440)	1,664
Impairment charge	—	—	—	—	2,895	—	—
Cumulative effect of adoption of a new accounting standard	3,001	—	—	—	—	—	—

Funds from operations available to common shareholders	144,418	100,233	211,672	159,438	135,482	129,303	138,045
Preferred dividends	23,122	23,137	51,205	32,602	27,262	27,262	27,262

Funds from operations	$167,540	$123,370	$262,877	$192,040	$162,744	$156,565	$165,307

Weighted average shares and OP Units (Diluted) (3)	93,239	80,119	84,319	65,910	56,957	59,037	62,309

(1)	As described in the consolidated financial statements, the Company acquired 103 properties through June 30, 2004 (16 of which are owned through joint ventures), 124 properties in 2003 (three of which are owned through joint ventures), 11 properties in 2002 (four of which the Company acquired its joint venture partners’

interest), eight properties in 2001 (all of which are owned through joint ventures), three properties in 2000 (two of which are owned through joint ventures), and five properties in 1999 (two of which are owned through joint ventures). In addition, in conjunction with the AIP merger in 2001, the Company obtained ownership of 39 properties. The Company sold/transferred its interest in 15 properties through June 30, 2004 (14 of which were held through joint ventures), 38 properties in 2003 (12 of which were owned through joint ventures), 15 properties in 2002 (six of which were owned through joint ventures), ten properties in 2001 (three of which were owned through joint ventures), 9 properties and 3 Wal-Marts in 2000 (six of which were owned through joint ventures) and four properties in 1999 (two of which were owned through joint ventures). All amounts have been presented to reflect the Company’s adoption of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which was adopted by the Company on January 1, 2002, as appropriate. In accordance with that standard, long-lived assets that were sold or are classified as held for sale as a result of disposal activities initiated subsequent to December 31, 2001 have been classified as discontinued operations for all periods presented, excluding those interests where the Company maintains continuing involvement.

(2)	Management believes that Funds From Operations (“FFO”), which is a non-GAAP financial measure, provides an additional and useful means to assess the financial performance of a REIT. The Company also believes that FFO appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined generally and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation, equity income from its joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. See Funds From Operations discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Management recognizes FFO’s limitations when compared to GAAP’s income from continuing operations. FFO does not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. Management does not use FFO as an indicator of the Company’s cash obligations and funding requirement for future commitments, acquisition or development activities. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, including the payment of dividends. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) or as an alternative to cash flow as a measure of liquidity. FFO is simply used as an additional indicator of the Company’s operating performance.

(3)	Represents weighted average shares and operating partnership units, or OP Units, at the end of the respective period.

RISK FACTORS

      Prospective participants in the Exchange Offer should consider carefully, among other factors, the matters addressed below.

The Restrictions on Transfer of the Old Notes Will Continue If They Are Not Accepted for Exchange

      We will issue the New Notes in exchange for the Old Notes timely received by the exchange agent and accompanied by a properly completed and duly executed letter of transmittal and all other documentation. Therefore, if you want to tender your Old Notes, you must properly complete all documentation and allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the Old Notes.

      If you do not tender your Old Notes or they are not accepted by the exchange agent, your Old Notes will continue to be subject to the existing restrictions upon transfer thereof even after the exchange offer and you will be required, in the absence of an applicable exemption, to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See “The Exchange Offer.” In addition, you will no longer be able to require us to register the Old Notes under the Securities Act except in the limited circumstances provided under our registration rights agreement.

      To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for the untendered and the tendered but unaccepted Old Notes could be adversely affected due to the limited principal amount of the Old Notes that is expected to remain outstanding following the exchange offer. A small outstanding amount of Old Notes could result in less demand to purchase Old Notes, and could, therefore, result in lower prices for the Old Notes. Moreover, if you do not tender your Old Notes, you will hold an investment subject to some restrictions on transfer not applicable to the New Notes and, as a result, you may only be able to sell your Old Notes at a price that is less than the price available to sellers of the freely tradable New Notes.

There Is No Current Public Market for the New Notes

      The New Notes are a new issue of securities for which there is currently no trading market. We cannot guarantee:

•	the liquidity of any market that may develop for the New Notes;

•	your ability to sell the New Notes; or

•	the price at which you would be able to sell the New Notes.

      Liquidity of any market for the New Notes and future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

      The initial purchasers have advised us that they currently intend to make a market in the New Notes, but they are not obligated to do so and may cease any market-making at any time without notice.

There Are Risks Inherent in Our Real Estate Investments

      The Economic Performance and Values of Our Centers Depend on Many Factors. The economic performance and values of our real estate holdings can be affected by many factors including the following:

•	changes in the national, regional and local economic climate;

•	local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•	the attractiveness of the properties to tenants;

•	competition from other available space; and

•	increased operating costs.

      We Depend on Rental Income from Real Property. Substantially all of our income is derived from rental income from real property. As a result, our income and funds for distribution would be negatively affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our properties on economically favorable lease terms. We cannot be sure that any tenant whose lease expires will renew that lease or that we will be able to re-lease space on economically advantageous terms.

      Our Real Estate Development Activities May Not Be Profitable. We intend to continue to actively pursue shopping center development projects, including the expansion of existing centers. Our current projects, including partnership and joint venture investments, generally require the expenditure of capital and various forms of government and other approvals. We cannot be sure that we will always receive such government and other approvals. Consequently, we cannot be sure that any such projects will be completed or that such projects will prove to be profitable.

      Our Real Estate Investments Contain Environmental Risks. Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property or to have arranged for the disposal or treatment of hazardous or toxic substances. As a result, we may become liable for the costs of removal or remediation of certain hazardous substances released on or in our property. We may also be liable for other potential costs that could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). We may incur such liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances.

We Rely on Major Tenants

      As of June 30, 2004, the annualized base rental revenues from Tops Market (Ahold), Wal-Mart, TJ Maxx, PETsMART, Kohl’s and Bed Bath & Beyond represented 4.7%, 4.3%, 2.3%, 2.3%, 2.2% and 2.0%, respectively, of our aggregate annualized shopping center base rental revenues, including our proportionate share of joint venture aggregate annualized shopping center base rental revenues.

      We could be adversely affected in the event of the bankruptcy or insolvency of, or a significant downturn in the business of, one of these tenants. In addition, we could be adversely affected if any of these tenants does not renew its leases as they expire. We could also be adversely affected in the event of the bankruptcy or insolvency of, or a downturn in the business of, other major tenants.

Property Ownership Through Partnerships and Joint Ventures Could Limit Our Control of Those Investments

      Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partner or co-venturer might become bankrupt, that our partner or co-venturer might at any time have different interests or goals than we do, and that our partner or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor we would have full control over the partnership or joint venture. There is no limitation under our amended and restated articles of incorporation, as amended, or our code of regulations as to the amount of funds that we may invest in partnerships or joint ventures. As of June 30, 2004, we had approximately $260.2 million of investments in and advances to unconsolidated partnerships and joint ventures holding 143 operating shopping centers.

Our Acquisition, Development and Construction Activities Could Result in Losses

      We intend to acquire existing retail properties to the extent that suitable acquisitions can be made on advantageous terms. Acquisitions of commercial properties entail risks, such as the risks that we may not be in a position or have the opportunity in the future to make suitable property acquisitions on advantageous terms and that our investments will fail to perform as expected.

      We also intend to continue the selective development and construction of retail properties in accordance with our development and underwriting policies as opportunities arise. Our development and construction activities include the risks that:

•	we may abandon development opportunities after expending resources to determine feasibility;

•	construction costs of a project may exceed our original estimates;

•	occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

•	financing may not be available to us on favorable terms for development of a property;

•	we may not complete construction and lease-up on schedule, resulting in increased debt service expense and construction costs; and

•	we may not be able to obtain, or may experience delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

      If any of the above events occur, the ability to pay distributions to our shareholders and service our indebtedness could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management’s time and attention.

Our Articles of Incorporation Contain Limitations on Acquisitions and Changes in Control

      Our articles of incorporation prohibit any person, except for certain existing shareholders at the time of our initial public offering, from owning more than 5% of our outstanding common shares. This restriction is likely to discourage third parties from acquiring control of the Company without consent of our board of directors even if a change in control were in the interest of shareholders.

There Would Be an Adverse Impact on Our Distributions if We Failed to Qualify as a REIT

      We intend to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1993. However, it is possible that we have been organized or have operated in a manner which would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify. We must satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions to qualify as a REIT. There are limited judicial and administrative interpretations of these tax provisions. Our status as a REIT also involves the determination of various factual matters and circumstances not entirely within our control. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

      If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for investment or distribution to shareholders would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to our shareholders.

There is No Limitation in Our Organizational Documents on Incurrence of Debt

      We intend to continue to maintain a conservative debt capitalization with a ratio of debt to total market capitalization (the sum of the aggregate market value of our common shares, the liquidation preference on any preferred shares outstanding and our total indebtedness) of less than 50%. However, our organizational documents do not contain any limitation on the amount or percentage of indebtedness we may incur. Despite this lack of limitation, the indenture that governs our outstanding indebtedness and our unsecured credit facilities contains limits on our ability to incur indebtedness.

We Could Be Adversely Affected by Required Payments of Debt or of Related Interest

      We are generally subject to the risks associated with debt financing. These risks include:

•	the risk that our cash flow will not satisfy required payments of principal and interest;

•	the risk that we cannot refinance existing indebtedness on our properties as necessary or that the terms of the refinancing will be less favorable to us than the terms of existing debt; and

•	the risk that necessary capital expenditures for purposes such as re-leasing space cannot be financed on favorable terms.

      If a property is mortgaged to secure payment of indebtedness and we cannot pay the mortgage payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property.

Our Ability to Increase Our Debt Could Adversely Affect Our Cash Flow

      Our organizational documents do not limit the level or amount of debt that we may incur. At June 30, 2004, we had outstanding debt of approximately $3.2 billion (excluding our proportionate share of joint venture mortgage debt aggregating $381.2 million). If we were to become more highly leveraged, our cash needs to fund debt service would increase accordingly. Such an increase could adversely affect our financial condition and results of operations. In addition, increased leverage could increase the risk of default on our debt obligations, which could reduce our cash available for distribution and our asset values.

Our Financial Condition Could Be Adversely Affected by Financial Covenants

      Our credit facilities and the indentures under which our senior and subordinated unsecured indebtedness is, or may be, issued contain certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on our ability to incur secured and unsecured indebtedness, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions.

Our Ability to Continue to Obtain Permanent Financing Cannot Be Assured

      In the past, we have financed certain acquisitions and certain development activities in part with proceeds from our credit facilities. These financings have been, and may continue to be, replaced by more permanent financing. However, we may not be able to obtain more permanent financing for future acquisitions or development activities on acceptable terms. If market interest rates were to increase at a time when amounts were outstanding under our credit facilities or if other variable rate debt was outstanding, our debt interest costs would increase, causing potentially adverse effects on our financial condition and results of operations.

Jobs and Growth Tax Relief Reconciliation Act of 2003

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduces the maximum tax rate for both long-term capital gains and dividends to 15% for most non-corporate taxpayers. Because we generally are not subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our ordinary dividends generally are not eligible for the reduced rate and continue to be taxed at the higher tax rates applicable to ordinary income. This legislation may cause individual investors to view investments in shares of REITs less favorably in comparison to investments in shares of non-REIT corporations and thereby adversely affect the market price of our shares and, consequently, our ability to raise capital.

THE COMPANY

      We are a self-administered and self-managed REIT that was formed in November 1992 by the principals of the entities comprising the Developers Diversified Group. We acquire, develop, redevelop, own, lease and manage shopping centers and business centers. We believe that our portfolio of shopping center properties is one of the largest (measured by amount of total gross leasable area (“GLA”)) currently held by any publicly traded REIT.

      At June 30, 2004, our portfolio consisted of 464 shopping centers and 34 business centers (including 145 properties that are owned through joint ventures) and over 550 acres of undeveloped land (of which approximately 50 acres are owned through joint ventures). As of June 30, 2004, our portfolio was 94.9% leased and we owned or managed over 100 million square feet of GLA, which includes all of the portfolio properties and two properties owned by third parties.

      Our investment objective is to increase cash flow and the value of our portfolio of properties and to see continued growth through the selective acquisition, development, redevelopment, renovation and expansion of income-producing real estate properties, primarily shopping centers. In pursuing our investment objective, we will continue to seek to acquire and develop high quality, well-located shopping centers with attractive initial yields and strong prospects for future cash flow growth and capital appreciation where our financial strength and management and leasing capabilities can enhance value.

      Our real estate strategy and philosophy is to grow our business through a combination of leasing, expansion, acquisition and development. We seek to:

•	increase cash flows and property values through strategic leasing, re-tenanting, renovation and expansion of our portfolio;

•	continue to selectively acquire well-located, quality shopping centers (individually or in portfolio transactions) that have leases at rental rates below market rates or other cash flow growth or capital appreciation potential where our financial strength, relationships with retailers and management capabilities can enhance value;

•	increase cash flows and property values by continuing to take advantage of attractive financing and refinancing opportunities;

•	increase per share cash flows through the strategic disposition of low growth assets and utilizing the proceeds to repay debt, invest in other real estate assets and developments and for other corporate purposes;

•	selectively develop our undeveloped parcels or new sites in areas with attractive demographics;

•	hold properties for long-term investment and place a strong emphasis on regular maintenance, periodic renovation and capital improvements; and

•	continue to manage and develop the properties of others to generate fee income, subject to restrictions imposed by federal income tax laws, and create opportunities for acquisitions.

RECENT DEVELOPMENTS

MDT Joint Venture

      On April 21, 2004, we announced that we had received all capital commitments necessary to complete the expansion of our MDT joint venture. The capital commitments enabled MDT to acquire an indirect ownership interest in 23 retail properties, which consist of over 5.6 million square feet of GLA. The aggregate purchase value of the properties is approximately $538.0 million.

      The purchase of the 23 above referenced properties has been completed by MDT. As such, we indirectly hold a 14.5% interest in those properties. Eight of the properties sold to MDT were owned by us and one of the properties was held by us through a joint venture. Fourteen of the properties were held by Benderson. See “— Benderson Transaction” below.

Recent Financings

      On April 22, 2004, we issued and sold the Old Notes through a private placement. Proceeds from the sale of the Old Notes were used to partially fund the Benderson transaction.

      On May 7, 2004, we issued and sold 6,800,000 depository shares, each representing 1/20 of a share of 7.50% Class I Cumulative Redeemable Preferred Shares. Proceeds from the sale of the depository shares were used to partially fund the Benderson transaction.

      On May 10, 2004, we issued and sold 15,000,000 of our common shares. Proceeds from the sale of the common shares were used to partially fund the Benderson transaction.

      On May 20, 2004, we entered into an agreement with Bank One, Wachovia and Wells Fargo for a $200 million three-year term loan with two one-year extension options at an interest rate of LIBOR plus 75 basis points, which was used to partially fund the Benderson transaction.

Benderson Transaction

      On March 31, 2004, we announced that we entered into an agreement to purchase interests in 110 retail real estate assets, with approximately 18.8 million square feet of GLA, from Benderson. One of those properties was subject to a right of first refusal, which has been exercised, so we expect to acquire interests in 109 assets. The purchase price of the assets, including associated expenses, is expected to be approximately $2.3 billion, less assumed debt and the value of a 2% equity interest (estimated to be approximately $16.2 million) that Benderson will retain as set forth below. Benderson is transferring to us 100% ownership in certain assets or entities owning certain assets. The remaining assets will be held by a joint venture in which we will hold a 98.0% interest and Benderson will hold a 2.0% interest.

      As of September 1, we completed the purchase of 104 properties, including 14 purchased directly by our MDT joint venture and 52 held by the joint venture with Benderson.

      With respect to the joint venture with Benderson, after one year and eight months, Benderson will have the right to cause the joint venture to redeem its 2.0% interest for a price equal to the agreed value of the interest on the closing date (estimated to be approximately $16.2 million), increased or decreased to reflect changes in the price of our common shares during the period in which Benderson holds the 2.0% interest, less certain distributions Benderson receives from the joint venture. If Benderson exercises the foregoing right, we will have the right to satisfy the joint venture’s obligation by purchasing Benderson’s interest for cash or by issuing Benderson our common shares. If Benderson does not elect to exercise its right to have its interest redeemed, we will have the right after two years and six months following the closing of the transaction to purchase that 2.0% interest for cash or common shares for a price determined in the same manner as if Benderson had elected to cause such redemption.

      We funded the transaction through a combination of assumed debt, new debt financing, cumulative preferred financing, and the issuance of equity (see “— Recent Financings”) and asset transfers to the MDT joint venture (see “— MDT Joint Venture”). With respect to assumed debt, the fair value of existing indebtedness that we have assumed or intend to assume upon closing is approximately $408.0 million, which includes an adjustment of approximately $30.0 million to fair value, based on rates for debt with similar terms and remaining maturities as of May 2004.

      The Benderson assets are located in eleven states, with over 80.0% of the GLA in New York and New Jersey. The Benderson assets are approximately 94.0% leased, and the largest tenants, based on revenues, include Tops Markets (Ahold USA), Wal-Mart/ Sam’s Club, Home Depot and Dick’s Sporting Goods. Prior to the transaction, we owned less than 100,000 square feet of GLA in New York and approximately 2.7 million square feet of GLA in New Jersey. Upon completion of the transaction, we will own or manage over 470 operating and development retail properties in 44 states, with over 100 million square feet of GLA.

      The following table sets forth information regarding the 109 retail real estate assets we have purchased or have agreed to purchase from Benderson.

				Our
				Anticipated	Total
				Ownership	Owned	Percent
	Project	City	ST	Interest	GLA	Leased	Anchor Tenants

1	MEADOWS SQUARE	BOYNTON BEACH	FL	100%	106,224	99.7%	Publix Supermarket
2	ROTONDA PLAZA	ENGLEWOOD	FL	100%	46,835	100.0%	Food Lion
3	ARLINGTON ROAD PLAZA	JACKSONVILLE	FL	100%	182,098	90.7%	Food Lion
4	HIGHLANDS PLAZA THE VILLAGE	LAKELAND	FL	100%	102,572	93.4%	Winn Dixie Stores
5	SHOPPING CTR	ORANGE PARK	FL	100%	73,081	100.0%	Beall’s Dept. Stores
6	HORIZON PARK	TAMPA	FL	100%	214,484	95.5%	Home Depot, Staples, Pearl Artist Craft & Supply
7	HOME DEPOT — ORLAND PARK	ORLAND PARK	IL	100%	149,498	96.1%	Home Depot
8	TURFWAY SHOPPING CENTER	FLORENCE	KY	100%	133,985	98.5%	Winn Dixie, Big Lots
9	EASTWOOD SHOPPING CT	FRANKFORT	KY	100%	155,226	91.7%	Save-A-Lot Food Store, Sears
10	OUTER LOOP PLAZA	LOUISVILLE	KY	100%	120,477	90.2%	Value Discount, Family Recreation
11	ALPINE AVE. — WALKER	WALKER	MI	100%	93,877	55.2%	Circuit City
12	MOORESVILLE CONSUMER SQ	MOORESVILLE	NC	100%	447,946	90.1%	Wal*Mart Supercenter, Amstar Theater
13	UNION TOWN CENTER	UNION COUNTY	NC	100%	102,400	72.2%	Food Lion
14	WRANGLEBORO CONSUMER SQ	MAYS LANDING	NJ	100%	839,446	97.6%	Best Buy, Kohl’s, Staples, Babies ‘R’ Us, Dick’s Sporting Goods, BJ’s Wholesale Club, Seaman’s Furniture, Linens ’N Things, Michaels, Target, PETsMART, Borders
15	HAMILTON COMMONS	MAYS LANDING	NJ	100%	398,137	94.4%	Bed Bath & Beyond, Ross Stores, Sports Authority, Marshalls, Circuit City, Regal Cinema
16	MONMOUTH CONSUMER SQUARE	WEST LONG BRANCH	NJ	100%	292,999	100.0%	Sports Authority, Barnes & Noble, PETsMART, Home Depot
17	TOPS — ALDEN, NY	ALDEN	NY	100%	67,992	93.2%	Tops Market
18	TOPS — ROBINSON RD PLAZA	AMHERST	NY	100%	145,192	100.0%	Tops Market, Shanor Lighting Center
19	TOPS — TRANSIT COMMONS	AMHERST	NY	100%	112,427	95.1%	Tops Market
20	UNIVERSITY PLAZA	AMHERST	NY	100%	162,686	94.2%	Tops Market, A.J. Wright
21	BARNES & NOBLE — TRANSIT RD	CLARENCE	NY	14.5%	16,030	100.0%	Barnes & Noble
22	BOULEVARD CONSUMER SQUARE	AMHERST	NY	100%	708,442	94.1%	Barnes & Noble, Babies ‘R’ Us, Target, A.C. Moore, Bed Bath & Beyond, Best Buy, Lowes, Kmart, DSW Shoe Warehouse
23	BURLINGTON/ JOANN PLAZA	AMHERST	NY	100%	199,496	97.2%	Burlington Coat, Jo-Ann Fabrics
24	DICK’S — MAPLE RD	AMHERST	NY	100%	55,745	100.0%	Dick’s Sporting Goods
25	TOPS — ARCADE	ARCADE	NY	100%	65,915	100.0%	Tops Market
26	TOPS PLAZA — AVON	AVON	NY	100%	63,288	97.9%	Tops Market
27	TOPS PLAZA — BATAVIA	BATAVIA	NY	14.5%	37,140	84.9%	Tops Market
28	BJ’S — BATAVIA	BATAVIA	NY	14.5%	95,846	100.0%	BJ’s Wholesale Club
29	BATAVIA COMMONS	BATAVIA	NY	14.5%	49,431	100.0%	CVS, Dollar Tree

				Our
				Anticipated	Total
				Ownership	Owned	Percent
	Project	City	ST	Interest	GLA	Leased	Anchor Tenants

30	BIG FLATS CONSUMER SQUARE	BIG FLATS	NY	100%	641,264	99.7%	Wal*Mart Supercenter, Sam’s Club, Tops Market, Dick’s Sporting Goods, Bed Bath & Beyond, Michaels, TJ Maxx, Barnes & Noble, Old Navy, Staples
31	DICK’S — MCKINLEY	BLASDELL	NY	100%	128,944	96.7%	Dick’s Sporting Goods, Rosa’s Home Store
32	DELAWARE CONSUMER SQUARE	BUFFALO	NY	100%	241,253	95.2%	Tops Market, AJ Wright, OfficeMax, Target
33	ELMWOOD REGAL CENTER	BUFFALO	NY	100%	126,240	98.5%	Regal Cinema, Office Depot
34	MARSHALL’S PLAZA	BUFFALO	NY	100%	82,126	96.4%	Marshalls
35	TOPS — CANANDAIGUA	CANANDAIGUA	NY	100%	57,498	100.0%	Tops Market
36	THRUWAY PLAZA	CHEEKTOWAGA	NY	100%	441,776	78.6%	Wal*Mart Supercenter, Tops Market, JGM Entertainment, M & T Bank, Value City Furniture
37	TOPS UNION — URBAN	CHEEKTOWAGA	NY	100%	151,357	82.2%	Tops Market
38	BORDERS BOOKS — WALDEN	CHEEKTOWAGA	NY	14.5%	26,500	100.0%	Borders Books
39	DICK’S PLAZA — UNION ROAD	CHEEKTOWAGA	NY	14.5%	170,264	98.0%	Schultz Furniture, Dick’s Sporting Goods
40	UNION CONSUMER SQUARE	CHEEKTOWAGA	NY	14.5%	385,991	90.9%	Marshalls, Sam’s Club/ Walmart, OfficeMax, Circuit City, Jo-Ann Fabrics
41	WALDEN CONSUMER SQUARE	CHEEKTOWAGA	NY	14.5%	255,964	97.1%	Office Depot, Linens ‘N Things, Michaels, Target, PETsMART
42	WALDEN PLACE	CHEEKTOWAGA	NY	14.5%	68,002	87.3%	Media Play
43	KMART PLAZA — CHILI	CHILI	NY	100%	116,868	100.0%	Kmart
44	EASTGATE PLAZA	CLARENCE	NY	14.5%	527,219	97.2%	BJ’s Wholesale Club, Wal*Mart Supercenter, Dick’s Sporting Goods, Linens ’N Things, Michaels, PETsMART
45	JO-ANN PLAZA — TRANSIT RD	CLARENCE	NY	14.5%	92,720	100.0%	Home Depot, Toys ‘R’ Us, OfficeMax, JoAnn Fabrics, Big Lots
46	TOPS PLAZA — CORTLAND	CORTLAND	NY	100%	134,223	100.0%	Tops Market, Staples
47	TOPS — DANSVILLE	DANSVILLE	NY	100%	74,600	82.8%	Tops Market
48	TOPS D&L PLAZA	DEPEW	NY	100%	148,245	100.0%	Tops Market, Big Lots
49	DEWITT COMMONS	DEWITT	NY	100%	320,669	79.0%	Toys ‘R’ Us, Marshalls, Bed Bath & Beyond, A.C. Moore, Syracuse Orthopedic, PETsMART
50	MICHAELS/ CHUCK E CHEESE’S	DEWITT	NY	100%	49,713	100.0%	Michaels
51	TOPS PLAZA — ELMIRA	ELMIRA	NY	100%	98,300	100.0%	Tops Market
52	WESTGATE PLAZA	GATES	NY	100%	332,809	98.5%	Staples, Wal*Mart Supercenter
53	JO-ANN STORES — GREECE	GREECE	NY	100%	75,916	100.0%	Jo-Ann Fabrics, PETsMART
54	TOPS — SOUTH PARK PLAZA	HAMBURG	NY	100%	84,000	100.0%	Tops Market
55	BJ’S PLAZA — HAMBURG	HAMBURG	NY	100%	175,965	100.0%	Toys ‘R’ Us, BJ’s Wholesale Club, OfficeMax
56	HAMBURG VILLAGE SQUARE	HAMBURG	NY	100%	92,934	93.4%	Tuesday Morning, Dollar Tree, Rite Aid

				Our
				Anticipated	Total
				Ownership	Owned	Percent
	Project	City	ST	Interest	GLA	Leased	Anchor Tenants

57	HOME DEPOT — HAMBURG	HAMBURG	NY	100%	139,413	100.0%	Home Depot
58	MCKINLEY/ MILESTRIP PLAZA	HAMBURG	NY	100%	106,774	100.0%	Old Navy, Jo-Ann Fabrics
59	TOPS PLAZA — HAMLIN	HAMLIN	NY	100%	60,488	97.6%	Tops Market
60	HEN-JEF PLAZA	HENRIETTA	NY	100%	159,517	83.1%	City Mattress, Comp USA, PETsMART, Tile USA
61	MARKETPLACE PHASE II	HENRIETTA	NY	100%	91,147	100.0%	Gander Mountain
62	CULVER RIDGE PLAZA	IRONDEQUOIT	NY	100%	226,608	100.0%	Regal Cinema, AJ Wright
63	RIDGEVIEW PLACE	IRONDEQUOIT	NY	100%	65,229	92.7%	Rochester General Hospital, Rochester Business Institute, U.S. Marine Center
64	TOPS PLAZA — ITHACA	ITHACA	NY	100%	229,263	100.0%	Wal*Mart, Wegman’s Market, Lowe’s Home Improvement, Staples, Kmart, Tops Market, Michaels, Barnes & Noble, OfficeMax
65	SOUTHSIDE PLAZA	JAMESTOWN	NY	100%	59,940	100.0%	Quality Markets
66	TOPS — JAMESTOWN	JAMESTOWN	NY	100%	98,001	90.1%	Tops Market
67	REGAL CINEMAS — LANCASTER	LANCASTER	NY	14.5%	112,949	99.7%	Regal Cinema
68	TOPS PLAZA — LEROY	LEROY	NY	100%	62,747	100.0%	Tops Market
69	WAL-MART/ TOPS LOCKPORT	LOCKPORT	NY	100%	296,582	100.0%	Tops Market, Wal*Mart Supercenter, Sears Hardware
70	TOPS — MEDINA	MEDINA	NY	100%	80,028	100.0%	Tops Market
71	MID-CITY PLAZA	N. TONAWANDA	NY	100%	240,743	76.9%	Tops Market, Sears Hardware
72	TOPS — KELLOGG RD	NEW HARTFORD	NY	100%	127,740	82.7%	Tops Market
73	NEW HARTFORD CONSUMER SQ	NEW HARTFORD	NY	14.5%	516,801	93.8%	Wal*Mart Supercenter, Best Buy, TJMaxx, Michaels, Staples, Bed, Bath & Beyond, Barnes & Noble, Sports Authority
74	HOME DEPOT PLAZA — NF	NIAGARA FALLS	NY	100%	153,838	100.0%	Home Depot, Regal Cinema
75	PINE PLAZA	NIAGARA FALLS	NY	100%	82,980	97.3%	OfficeMax
76	TOPS — PORTAGE RD	NIAGARA FALLS	NY	100%	116,903	93.5%	Tops Market
77	WEGMANS PLAZA-NIAGARA FALLS	NIAGARA FALLS	NY	100%	124,063	87.3%	Wegman’s Food Markets
78	MOHAWK COMMONS	NISKAYUNA	NY	100%	404,994	96.9%	Target, Price Choppers, Marshalls, Bed Bath & Beyond, Lowe’s Home Improvement, Barnes & Noble, PETsMART
79	TOPS — NORWICH	NORWICH	NY	100%	85,453	100.0%	Tops Market
80	WAL-MART PLAZA — OLEAN	OLEAN	NY	100%	363,601	98.1%	Wal*Mart Supercenter, Home Depot, BJ’s Wholesale Club, Eastwynn Theatres
81	TOPS PLAZA — ONTARIO	ONTARIO	NY	100%	77,040	100.0%	Tops Market
82	CROSSROADS CENTRE	ORCHARD PARK	NY	100%	167,805	90.5%	Lowe’s Home Improvement, Tops Market, Stein Mart
83	PLATTSBURGH CONSUMER SQ	PLATTSBURGH	NY	100%	491,506	94.9%	Wal*Mart Supercenter, Sam’s, TJ Maxx, PETsMART, Michaels, Staples
84	HENRIETTA PLAZA	ROCHESTER	NY	100%	246,012	95.3%	Tops Market, Big Lots, Office Depot, Guitar Center
85	PANORAMA PLAZA	ROCHESTER	NY	100%	278,241	98.6%	Tops Market, Linens ‘N Things
86	FREEDOM PLAZA	ROME	NY	100%	194,868	83.1%	Tops Market, Staples, J.C. Penney

				Our
				Anticipated	Total
				Ownership	Owned	Percent
	Project	City	ST	Interest	GLA	Leased	Anchor Tenants

87	SPRINGVILLE PLAZA	SPRINGVILLE	NY	100%	108,500	91.6%	Tops Market
88	BEAR ROAD PLAZA	SYRACUSE	NY	100%	59,483	100.0%	Blockbuster Video, Dollar General, Harbor Freight & Tool
89	TOPS PLAZA — TONAWANDA	TONAWANDA	NY	100%	97,014	98.3%	Tops Market
90	SHERIDAN/ DELAWARE PLAZA	TONAWANDA	NY	100%	188,200	83.8%	Tops Market, Bon Ton Home Store
91	TOPS/ GANDER MT PLAZA	TONAWANDA	NY	100%	310,921	97.5%	Tops Market, BJ’s Wholesale Club, Gander Mountain, Big Lots
92	DEL-TON PLAZA	TONAWANDA	NY	100%	55,473	94.7%	Valu Home Centers
93	OFFICE DEPOT PLAZA	TONAWANDA	NY	100%	121,846	91.4%	Computer City, Office Depot
94	TOPS — MOHAWK ST	UTICA	NY	100%	190,376	71.2%	Tops Market, A.J. Wright
95	VICTOR SQUARE	VICTOR	NY	100%	56,134	100.0%	Thomasville Home Furnishing, Bassett Furniture, Floorz
96	TOPS — WARSAW	WARSAW	NY	100%	74,105	88.3%	Tops Market
97	HOME DEPOT PLAZA — W. SEN	WEST SENECA	NY	100%	139,453	97.2%	Home Depot
98	SENECA RIDGE PLAZA	WEST SENECA	NY	100%	62,424	82.9%	Sears Hardware
99	PREMIER PLACE	WILLIAMSVILLE	NY	14.5%	142,536	96.4%	Jonmark Corp., Stein Mart
100	SHERIDAN/ HARLEM PLAZA	WILLIAMSVILLE	NY	100%	58,458	90.1%	CVS, Chuck E. Cheese
101	WILLIAMSVILLE PLACE	WILLIAMSVILLE	NY	100%	98,257	83.6%	Jos A. Bank, Damon’s
102	TOPS — ASHTABULA, OH	ASHTABULA	OH	100%	57,874	100.0%	Tops Market
103	CONSUMER SQ. WEST	COLUMBUS	OH	100%	356,515	88.4%	OfficeMax, Target Stores, Kroger Co.
104	DICK’S SPORTING GOODS OH	TOLEDO	OH	100%	80,160	100.0%	Dick’s Sporting Goods
105	TOPS — ERIE	ERIE	PA	100%	99,631	100.0%	Tops Market
106	BJ’S — HANOVER	HANOVER	PA	100%	112,230	100.0%	BJ’s Wholesale Club
107	N. CHARLESTON CENTER	N. CHARLESTON	SC	100%	235,501	93.5%	Big Lots
108	FAIRVIEW SQUARE	LYNCHBURG	VA	100%	85,209	62.3%	Food Lion
109	BJ’s — VIRGINIA BEACH	VIRGINIA BEACH	VA	100%	123,468	100.0%	BJ’S Wholesale Club

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the New Notes and we have agreed to pay the expenses of the exchange offer. The Old Notes surrendered in exchange for the New Notes will be cancelled.

      The net proceeds to us from the sale of the Old Notes, after deducting the initial purchasers’ discount and estimated expenses of that offering, were approximately $248.2 million. The proceeds of that offering were used to repay indebtedness and for general corporate purposes, which may include working capital, capital expenditures, acquisitions, investments and repurchases of our debt and equity securities.

RATIO OF EARNINGS TO FIXED CHARGES

											Six Months
											Ended
	Fiscal Year Ended December 31,										June 30,

	1999		2000		2001		2002		2003		2003		2004

Ratio of Earnings to Fixed Charges	1.93	x	1.80	x	1.72	x	1.94	x	3.28	x	2.62	x	3.22	x

      For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest, preferred dividend requirements of consolidated subsidiaries and preferred dividends) and the minority interest in the income of majority owned joint ventures that have fixed charges and subtracting any undistributed net income of joint ventures accounted for using the equity method of accounting from pre-tax income from continuing operations, including gains and losses on the disposition of real estate. Fixed charges include interest costs, whether expensed or capitalized, the interest component of rental expense, the amortization of debt discounts and issue costs, whether expensed or capitalized, and preferred dividend requirements of consolidated subsidiaries.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      On April 22, 2004, we sold $250,000,000 aggregate principal amount of Old Notes to the initial purchasers in a transaction not registered under the Securities Act. The sale of the Old Notes was made in reliance on an exemption from registration under the Securities Act. The initial purchasers then sold the Old Notes to qualified institutional buyers under Rule 144A of the Securities Act. Because the Old Notes have been sold pursuant to exemptions from registration, the Old Notes are subject to transfer restrictions.

      In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers that requires us to:

•	file with the SEC a registration statement under the Securities Act covering the New Notes;

•	use our best efforts to cause the registration statement to become effective under the Securities Act; and

•	complete the exchange offer upon effectiveness of the registration statement.

      A copy of the registration rights agreement with the initial purchasers has been filed with the SEC as Exhibit 4.7 to our registration statement. Any discussion of the terms of the registration rights agreement is qualified in its entirety by reference to the complete agreement.

      Following the completion of the exchange offer, holders of the Old Notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes may be adversely affected. Upon completion of the exchange offer, holders of New Notes will have no registration rights.

Resale of New Notes

      Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, we believe that, subject to the exceptions set forth below, the New Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer who purchased Old Notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

•	acquired the New Notes other than in the ordinary course of your business; or

•	have an arrangement with any person to engage in the distribution of New Notes.

      Broker-dealers that are receiving New Notes for their own account must have acquired the Old Notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives New Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an “underwriter” within the meaning of the Securities Act. We are required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of New Notes received in exchange for Old Notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of New Notes for a period of 180 days after the consummation of the exchange offer. See “Plan of Distribution.”

Terms of the Exchange Offer

      Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all Old Notes validly tendered by you and not withdrawn before 5:00 p.m. New York City time on the expiration date. After authentication of the New Notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. You may tender some or all of your Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

      The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting transfer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture.

      As of the date of this prospectus, $250,000,000 aggregate principal amount of the Old Notes was outstanding.

      By tendering your Old Notes for New Notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

•	you will acquire the New Notes you receive in the exchange offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the New Notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and

•	you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of ours.

      This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participation in the exchange offer.

      We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

•	to hold our exchange offer open for at least 20 business days;

•	to give 10 days notice of any change in certain terms of this offer; and

•	to issue a press release in the event of an extension of the exchange offer.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered.

      We will be considered to have accepted Old Notes tendered according to the procedures in this prospectus when and if we have given oral or written notice of acceptance to the exchange agent. See “— Exchange Agent.” The exchange agent will act as agent for the tendering holders of the Old Notes for the purpose of receiving New Notes from us and delivering New Notes to those holders.

      If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted Old Notes will be returned, at our cost, to the tendering holder of the Old Notes or, in the case of Old Notes tendered by book-entry transfer, into the holder’s account at DTC according to the procedures described below, as soon as practicable after the expiration date.

      If you tender Old Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of Old Notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “— Solicitation of Tenders; Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on the later to occur of [                    ], 2004 or 20 business days after the date that notice of the exchange offer is first mailed to the holders of Old Notes.

      We expressly reserve the right, in our sole discretion:

•	to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the exchange offer and to refuse to accept Old Notes not previously accepted, if any of the conditions described below shall not have been met and is not waived by us;

•	to amend the terms of the exchange offer in any manner;

•	to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

      Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

      You are advised that we may extend the exchange offer in the event some of the holders of the Old Notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer until all outstanding Old Notes are tendered.

Interest on the New Notes

      The New Notes will bear interest from April 22, 2004 or, if later, from the most recent date of payment of interest on the Old Notes. Accordingly, if you tender Old Notes that are accepted for exchange, you will not receive interest that is accrued but unpaid on the Old Notes at the time of tender. Interest on the New Notes will be payable semi-annually on each April 15 and October 15, commencing on the next interest payment date.

Procedures for Tendering

      Only a registered holder of Old Notes may tender Old Notes in the exchange offer. If you are a beneficial owner whose Old Notes are registered in the name of your broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

      Your tender will constitute an agreement between you and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal. If you desire to tender Old Notes and cannot comply with the procedures set forth herein for tender on a timely basis or your Old Notes are not immediately available, you must comply with the procedures for guaranteed delivery set forth in “— Guaranteed Delivery Procedures.”

      The method of delivery to the exchange agent of Old Notes, the letter of transmittal and all other required documents are at your election and risk. Delivery of such documents will be considered made only when the exchange agent actually receives them or they are deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Old Notes should be sent to us. You may also request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for you, in each case as described in this prospectus and in the letter of transmittal.

Old Notes Held in Certificated Form

      For you to validly tender Old Notes held in physical form, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus:

•	a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	certificates for tendered Old Notes.

Old Notes Held in Book-Entry Form

      We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the Old Notes at DTC for the purpose of facilitating the exchange offer, and, subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account for the Old Notes using DTC’s procedures for transfer.

      If you desire to transfer Old Notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC, which is referred to in this prospectus as a “book-entry confirmation,” and:

•	a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program.

Tender of Old Notes Using DTC’s Automated Tender Offer Program (ATOP)

      The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender Old Notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

Signatures

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible institution” unless the Old Notes tendered with the letter of transmittal are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an “eligible institution.”

      An “eligible institution” is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.; a commercial bank or trust company having an office or correspondent in the United States; an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act; or an “eligible institution” that is a participant in a recognized medallion guarantee program.

      If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the Old Notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the Old Notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder who appears on the Old Notes or the DTC participant who is listed as the owner. If the letter of transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      If you tender your notes through ATOP, signatures and signature guarantees are not required.

Determinations of Validity

      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered Old Notes will be determined by us in our sole discretion. Our determinations will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of Old Notes, neither we nor the exchange agent nor any other person will be under any duty to give notification of defects or irregularities related to tenders of Old Notes nor will any of them incur liability for failure to give notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

      If you wish to tender your Old Notes and:

•	your Old Notes are not immediately available;

•	you cannot complete the procedure for book-entry transfer on a timely basis;

•	you cannot deliver your Old Notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

•	you cannot complete a tender of Old Notes held in book-entry form using DTC’s ATOP procedures on a timely basis, then, you may effect a tender if you tender through an eligible institution as defined under “— Procedures for Tendering — Signatures,” or if you tender using ATOP’s guaranteed delivery procedures.

      A tender of Old Notes made by or through an eligible institution will be accepted if:

•	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder’s Old Notes and the principal amount of the Old Notes tendered, (2) states that the tender is being made, and (3) guarantees that, within three business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with certificates representing the Old Notes to be tendered in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal or a facsimile, together with the certificates representing all tendered Old Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three business days after the expiration date.

      A tender made through DTC’s ATOP will be accepted if:

•	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent’s message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the Old Notes that it has received and agrees to be bound by the notice of guaranteed delivery; and

•	the exchange agent receives, within three business days after the expiration date, either: (1) a book-entry confirmation transmitted via DTC’s ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificates representing all tendered Old Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

      Upon your request, the exchange agent will send to you a notice of guaranteed delivery so that you may tender your Old Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      You may withdraw Old Notes you tendered at any time before 5:00 p.m. New York City time on the expiration date. To withdraw a tender of Old Notes in the exchange offer:

•	a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

•	you must comply with the appropriate DTC ATOP procedures.

•	Any notice of withdrawal must:

•	specify the name of the person having deposited the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the certificate number or numbers and principal amount of the Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

•	be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the Old Notes to register the transfer of the Old Notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the Old Notes are to be registered, if different from that of the person who deposited the Old Notes to be withdrawn.

      All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determinations will be final and binding on all parties. Any Old Notes so withdrawn will be judged not to have been tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for those Old Notes unless you validly retender the Old Notes so withdrawn. If your Old Notes that have been tendered are not accepted for exchange, they will be returned to you without cost to you or, in the case of Old Notes tendered by book-entry transfer, into your account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described above under “— Procedures for Tendering” at any time before the expiration date.

Conditions

      The exchange offer is subject only to the following conditions:

•	the compliance of the exchange offer with securities laws;

•	the proper tender of the Old Notes;

•	our receipt of the required representations by the holders of the Old Notes described above; and

•	no judicial or administrative proceeding being pending or threatened that would limit us from proceeding with the exchange offer.

      The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the forgoing rights does not constitute a waiver of that right. Each of these rights is an ongoing right that we may assert at any time and from time to time.

      In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

      National City Bank, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. You should direct requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the address below. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

      By Hand or Overnight Courier and by Registered or Certified Mail:

National City Bank
Developers Diversified Realty Corporation Exchange Agent
629 Euclid Avenue, Suite 635
Cleveland, Ohio 44114
Attention: James Schultz

New York Drop:
The Depository Trust Company
Transfer Agent Drop Service
55 Water Street
Jeanette Park Entrance
New York, New York 10041

      By Facsimile (for eligible institutions only):

(614) 463-7002
Attention: James Schultz

      For information, call:

James Schultz (614) 463-6996

      Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation under the exchange offer is being made by mail. Our officers and regular employees and our affiliates may make additional solicitations in person, by telegraph, telephone or telecopier.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer.

      We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs.

Transfer Taxes

      You will not be obligated to pay any transfer tax in connection with the exchange, unless you instruct us to register New Notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you. Under those circumstances, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

      The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Participation in the Exchange Offer; Untendered Notes

      Participation in the exchange offer is voluntary. We are not asking you for a proxy and you are requested not to send us a proxy. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

      As a result of the making of, and upon acceptance for exchange of all Old Notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your Old Notes in the exchange offer, you will continue to hold your Old Notes and will be entitled to all the rights, subject to certain limitations, applicable to the Old Notes under the indenture. Holders of Old Notes will no longer be entitled to any rights under the registration rights agreement, which terminate and cease to have effect upon consummation of this exchange offer. All untendered Old Notes will continue to be subject to the restrictions on transfer described in the Old Notes. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered Old Notes could be adversely affected. The reduction in the number of outstanding Old Notes following the exchange will probably significantly reduce the liquidity of the untendered notes.

      If you do not exchange your restricted Old Notes for registered New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the restricted notes as described in the legend on the notes. In general, the restricted notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the restricted notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the restricted notes by the holders of Old Notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement.

      We may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. We intend to make any acquisition of Old Notes in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer. Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

DESCRIPTION OF NOTES

      The New Notes are to be issued under an Indenture dated as of May 1, 1994, as amended or supplemented from time to time, between the Company and National City Bank, as Trustee (the “Indenture”). References to “Notes” in this section include both the New Notes and any Old Notes that remain outstanding following the completion of the exchange offer. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Old Notes and the New Notes will constitute a single series of securities under the Indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

      The following description is a summary of the material provisions of the Indenture including references to the applicable section of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines the rights of holders of the Notes.

      The Indenture is available for inspection at the corporate trust offices of the Trustee at National City Bank, 629 Euclid Avenue, Corporate Trust Division, Cleveland, Ohio 44114. The Indenture is subject to, and is governed by, the TIA. All section references appearing herein are to sections of the Indenture.

General

      The Notes will be initially limited in aggregate principal amount to $250,000,000. The Notes will be available for purchase in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will be unsecured and unsubordinated and will rank equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding (other than obligations preferred by mandatory provisions of law). The Notes will be effectively subordinated to any claims of creditors, whether secured or unsecured, of subsidiaries of the Company to the extent of the assets of such subsidiaries. Subject to certain limitations set forth in the Indenture, and as described under “— Material Covenants — Limitation on Incurrence of Debt” below, the Indenture will permit the Company and its subsidiaries to incur additional secured and unsecured indebtedness.

      Unless redeemed prior to maturity as described under “— Optional Redemption,” the entire principal amount of the Notes will mature and become due and payable, together with accrued and unpaid interest thereon, if any, on April 15, 2011. The Notes are not subject to any sinking fund provisions.

      Except as set forth under the captions “— Material Covenants — Limitation on Incurrence of Debt” and “— Material Covenants — Maintenance of Unencumbered Real Estate Assets,” the Indenture does not contain any additional provision that would limit our ability to incur indebtedness or that would afford holders of the Notes protection in a highly leveraged or similar action involving us or in the event of a change of control of the Company.

Principal and Interest; Denominations; Registration and Transfer

      The Notes will bear interest at 5.25% per annum, from April 22, 2004, or from the immediately preceding Interest Payment Date to which interest has been paid, payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 2004, and on the maturity date. The interest on the Notes will be payable to the persons in whose names the applicable Notes are registered in the security register applicable to the Notes maintained by the Company at the corporate trust office of the Trustee (the “Security Register”) at the close of business 15 calendar days prior to such Interest Payment Date regardless of whether such day is a Business Day, as defined below. Interest on the Notes will be computed on the basis of a year of twelve 30-day months.

      All payments of principal, premium, if any, and interest will be made to each holder of Notes by wire transfer of funds to such holder at an account maintained within the United States (sections 301, 305, 306, 307 and 1002 of the Indenture).

      Any interest with respect to the Notes that is not punctually paid or duly provided for on the date the interest is due and payable will cease to be payable thereafter to the holder on the applicable record date. The interest may be paid to the holder at the close of business on a special record date fixed by the Trustee for the payment of the interest. Notice of such payment must be given to the holder of such debt security not less than 10 days prior to the special record date. Such interest may also be paid at any time in any other lawful manner, all as more completely described in the Indenture (section 307 of the Indenture).

      Unless otherwise described in this Prospectus, the Notes will be issued in denominations of $1,000 and integral multiples thereof (section 302 of the Indenture).

      Subject to certain limitations applicable to debt securities issued in book-entry form, the Notes will be exchangeable for other Notes and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Notes at the corporate trust office of the Trustee. In addition, subject to certain limitations applicable to debt securities issued in book-entry form, the Notes may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee. Every Note surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be incurred for any registration of transfer or exchange of any Note, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (section 305 of the Indenture).

      Neither we nor the Trustee will be required:

•	to issue, register the transfer of or exchange of Notes during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	to register the transfer of or exchange any Notes, or portion thereof, called for redemption, except the unredeemed portion of the Notes being redeemed in part.

Further Issues

      The Company may from time to time, without the consent of existing Note holders, create and issue further notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the Notes.

Optional Redemption

      We may redeem the Notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including the portion of any payments of interest accrued to the redemption date)

discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points,

plus, in each case, any interest accrued but not paid to the date of redemption.

      “Treasury Rate” means, with respect to any redemption date for the Notes, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third Business Day preceding the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

      “Independent Investment Banker” means one of the Reference Treasury Dealers that we have appointed.

      “Comparable Treasury Price” means with respect to any redemption date for the Notes (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means each of Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors and any two of ABN AMRO Incorporated, Deutsche Bank Securities Inc., ING Financial Market LLC, Piper Jaffray & Co., Wachovia Capital Markets, LLC and Wells Fargo Brokerage Services, LLC and their respective successors (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute in its place another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

      Notice of any redemption will be mailed by first-class mail at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. If we are redeeming less than all the Notes, the Trustee will select the particular Notes to be redeemed pro rata, by lot or by another method the Trustee deems fair and appropriate.

      Unless we default in our payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions of such Notes called for redemption.

Merger, Consolidation or Sale

      The Indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that:

(1) we are the continuing corporation, or the successor corporation expressly assumes payment of the principal of (and premium, if any), and interest on, all of the outstanding Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes our or our subsidiaries’ obligation as a result thereof as having been incurred by us or our subsidiaries at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, occurs and is continuing; and

(3) an officer’s certificate and legal opinion confirming the satisfaction of the conditions are delivered to the Trustee (sections 801 and 803 of the Indenture).

Material Covenants

      The Indenture contains the following covenants:

      Limitation on Incurrence of Debt. We will not, and will not permit any Subsidiary (as defined below) to, incur any Debt (as defined below) if, immediately after the incurrence of such additional Debt, the aggregate principal amount of all our outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of:

(1) our Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt, and

(2) the purchase price of all real estate assets acquired by us or our Subsidiaries since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (section 1004 of the Indenture).

      In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if Consolidated Income Available for Debt Service for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge on our consolidated Debt to be outstanding immediately after the incurrence of such additional Debt (section 1004 of the Indenture).

      Secured Debt. Neither we nor any Subsidiary will incur any Debt secured by any encumbrance on our property or our Subsidiaries’ property (“Secured Debt”) if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt, the aggregate amount of all of our and our Subsidiaries’ outstanding Secured Debt on a consolidated basis is greater than 40% of the sum of:

(1) our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Secured Debt, and

(2) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of additional Debt (section 1015 of the Indenture).

      Restrictions on Dividends and Other Distributions. We will not:

•	declare or pay any dividends (other than dividends payable in our capital stock) on any shares of our capital stock,

•	apply any of our property or assets to the purchase, redemption or other acquisition or retirement of any shares of our capital stock,

•	set apart any sum for the purchase, redemption or other acquisition or retirement of any shares of our capital stock, or

•	make any other distribution on any shares of our capital stock, by reduction of capital or otherwise,

if, immediately after such declaration or other such action, the aggregate of all such declarations and other actions since the date on which the Indenture was originally executed exceeds the sum of (a) Funds from Operations (as defined below) from December 31, 1993 until the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action and (b) $20,000,000.

      This limitation does not apply to any declaration or other action referred to above which is necessary to maintain our status as a REIT under the Code if the aggregate principal amount of all our and our subsidiaries’ outstanding Debt at such time is less than 65% of our Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action (section 1005 of the Indenture).

      Notwithstanding the provisions described above, we will not be prohibited from making the payment of any dividend within 30 days after the declaration thereof if at the date of declaration such payment would have complied with those provisions (section 1005 of the Indenture).

      Existence. Except as permitted under the provisions of the Indenture described in “— Merger, Consolidation or Sale,” we must preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises. We will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the Notes (section 1006 of the Indenture).

      Maintenance of Properties. All of our properties that are used or useful in the conduct of our business or the business of our Subsidiaries must be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We also are required to make all necessary repairs, renewals, replacements, betterments and improvements to our properties. We must do these things as necessary in our judgment to conduct the business carried on in connection therewith in a proper and advantageous manner at all times. However, we and our Subsidiaries will not be prevented from selling or otherwise disposing of properties for value in the ordinary course of business (section 1007 of the Indenture).

      Insurance. We will, and will cause each of our Subsidiaries to, keep all of our or their respective insurable properties insured against loss or damage at least equal to the properties’ then full insurable value with insurers of recognized responsibility having a rating of at least A:VIII in Best’s Key Rating Guide (section 1008 of the Indenture).

      Payment of Taxes and Other Claims. We must pay or discharge or cause to be paid or discharged, before the same becomes delinquent:

(1) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or any of our subsidiaries’ income, profits or property; and

(2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any of our Subsidiaries. However, we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (section 1009 of the Indenture).

      Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we must, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13 or 15(d) if we were so subject, on or prior to the respective dates by which we would have been required to file such documents. We must also in any event:

(1) within 15 days after such document would have been required to be filed:

(a) mail to all holders of the Notes, as their names and addresses appear in the register for the Notes, without cost to such holders, copies of such annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those sections, and

(b) file with the Trustee copies of such annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections, and

(2) if we are not permitted to file such documents with the SEC under the Exchange Act, we must supply copies of such documents to any prospective holder of Notes promptly upon written request and payment of the reasonable cost of duplication and delivery of such documents (section 1010 of the Indenture).

      Maintenance of Unencumbered Real Estate Assets. We must maintain an Unencumbered Real Estate Asset Value of not less than 135% of the aggregate principal amount of all our and our Subsidiaries’ Outstanding unsecured Debt (section 1011 of the Indenture).

Events of Default, Notice and Waiver

      The Indenture provides that the following events are “Events of Default” with respect to any series of debt securities issued thereunder, including the Notes:

(1) default for 30 days in the payment of any installment of interest, Additional Amounts (as defined below) or coupons on any debt security of such series;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of such series at the time such payment becomes due and payable;

(3) default in making any sinking fund payment as required for any debt security of such series;

(4) default in the performance, or breach, of any other covenant or warranty contained in the Indenture continued for 60 days after written notice as provided in the Indenture; however, default in the performance, or breach, of a covenant or warranty added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series is not an Event of Default;

(5) default under any bond, debenture, note or other evidence of indebtedness of the Company or under any mortgage, indenture or other instrument of the Company under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company (or by any subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the Indenture;

(6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of the Company or of any significant subsidiary as defined in Regulation S-X promulgated under the Securities Act or of the respective property of either; and

(7) any other Event of Default provided with respect to that series of debt securities (section 501 of the Indenture).

      If an Event of Default occurs under the Indenture with respect to the Notes and is continuing, then the Trustee or the holders of not less than 25% in principal amount of the Notes may declare the principal amount of all of the Notes to be due and payable immediately by written notice to us. If the holders give notice to us, they must also give notice to the Trustee. However, at any time after a declaration of acceleration with respect to the

Notes has been made, the holders of a majority in principal amount of the Notes may rescind and annul such declaration and its consequences if:

(1) we have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest and Additional Amounts payable on the Notes, plus certain fees, expenses, disbursements and advances of the Trustee, and

(2) all Events of Default have been cured or waived as provided in the Indenture (except for the nonpayment of accelerated principal (or specified portion thereof) with respect to the Notes) (section 502 of the Indenture).

      The Indenture also provides that the holders of a majority in principal amount of the Notes may waive any past default with respect to such series and its consequences.

      However, holders may not waive a default:

•	in the payment of the principal of (or premium, if any) or interest on the Notes; or

•	in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of the Notes affected thereby (section 513 of the Indenture).

      The Indenture provides that the Trustee is required to give notice to the holders of the Notes within 90 days of a default under the Indenture. However, the Trustee may withhold notice of any default to the holders of the Notes if certain officers of the Trustee consider such withholding to be in the interest of the holders. The Trustee may not withhold notice with respect to a default in the payment of the principal of (or premium, if any) or interest on the Notes (section 601 of the Indenture).

      The Indenture provides that no holder of the Notes may institute any proceeding, judicial or otherwise, with respect to the Indenture or for any remedy thereunder. However, a holder of the Notes may institute a proceeding if the Trustee fails to act for 60 days after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the Outstanding Notes, as well as an offer of reasonable indemnity (section 507 of the Indenture). However, this provision will not prevent the holder of any Note from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Notes held by that holder at the respective due dates thereof (section 508 of the Indenture).

      Subject to provisions in the Indenture relating to its duties in case of default and unless holders of the Notes have offered reasonable security or indemnity to the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the holders (section 602 of the Indenture). The holders of a majority in principal amount of the Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee. They also have the right to direct the time, method and place of exercising any trust or power conferred upon such Trustee. However, such Trustee may refuse to follow any direction which is in conflict with the Indenture or any law which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Notes not joining therein (section 512 of the Indenture).

      Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate signed by one of several specified officers. The certificate must state whether such officer has knowledge of any default under the Indenture and, if so, specify each such default and the nature and status thereof (section 1012 of the Indenture).

Modification of the Indenture

      Modifications and amendments to the Indenture may be made only with the consent of the holders of a majority in principal amount of all Outstanding (as defined below) debt securities issued thereunder which are affected by such modification or amendment. Unless the consent of the holders of the Notes is obtained, no modification or amendment may:

•	change the date specified in the Notes as the fixed date on which the principal thereof is due and payable;

•	change the date specified in the Notes as the fixed date on which any installment of interest (or premium, if any) is due and payable;

•	reduce the principal amount of the Notes;

•	reduce the rate or amount of interest on the Notes;

•	reduce any premium payable on redemption of the Notes;

•	reduce any Additional Amount payable in respect of the Notes;

•	reduce the amount of principal of an Original Issue Discount Security (as defined below) that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of the Notes, if any;

•	change the place of payment of principal of (or premium, if any) or interest on the Notes;

•	change the currency or currencies for payment of principal of (or premium, if any) or interest on the Notes;

•	change our obligation to pay Additional Amounts;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

•	reduce the percentage of Outstanding Notes necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements set forth in the Indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Notes (section 902 of the Indenture).

      The Indenture provides that the holders of a majority in principal amount of Outstanding Notes have the right to waive our compliance with certain covenants in the Indenture, including those described in the section of this Prospectus captioned “— Material Covenants” (section 1014 of the Indenture).

      We and the Trustee may modify and amend the Indenture without the consent of any holder of the Notes for any of the following purposes:

•	to evidence the succession of another Person to our obligations under the Indenture;

•	to add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us in the Indenture;

•	to add Events of Default for the benefit of the holders of the Notes;

•	to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities issued thereunder in bearer form, or to permit or facilitate the issuance of such debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such debt securities of any series in any material respect;

•	to change or eliminate any provision of the Indenture, provided that any such change or elimination shall become effective only when there are no debt securities Outstanding of any series issued thereunder which are entitled to the benefit of such provision;

•	to secure the debt securities issued thereunder;

•	to establish the form or terms of debt securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such debt securities into our common shares or preferred shares;

•	to provide for the acceptance of appointment by a successor Trustee;

•	to facilitate the administration of the trusts under the Indenture by more than one Trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect in any material respect the interests of holders of debt securities of any series issued thereunder; or

•	to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities issued thereunder; however, such action shall not adversely affect in any material respect the interests of the holders of the debt securities of any series issued thereunder (section 901 of the Indenture).

      The Indenture provides that in determining whether the holders of the requisite principal amount of Outstanding debt securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such debt securities:

•	the principal amount of any Original Issue Discount Security Outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity of the security;

•	the principal amount of any debt security denominated in a foreign currency Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security in the amount determined as provided above);

•	the principal amount of any Indexed Security (as defined below) Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to section 301 of the Indenture; and

•	debt securities owned by us, any other obligor upon the debt securities, any of our Affiliates (as defined below) or of such other obligor shall be disregarded (section 101 of the Indenture).

      The Indenture contains provisions for convening meetings of the holders of the Notes (section 1501 of the Indenture). The Trustee may call a meeting at any time. We or the holders of at least 10% in principal amount of the Outstanding Notes may also call a meeting upon request. Notice of a meeting must be given as provided in the Indenture (section 1502 of the Indenture). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Notes. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the Outstanding Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Notes. Any resolution passed or decision taken at any duly held meeting of holders of the Notes will be binding on all holders of the Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be the persons holding or representing a majority in principal amount of the Outstanding Notes. However, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Outstanding Notes, the persons holding or representing such specified percentage in principal amount of the Outstanding Notes will constitute a quorum (section 1504 of the Indenture).

      Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of the Notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Notes affected thereby, or of the holders of the Notes and one or more additional series:

(1) there shall be no minimum quorum requirement for such meeting; and

(2) the principal amount of the Outstanding Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (section 1504 of the Indenture).

Discharge, Defeasance and Covenant Defeasance

      We may discharge certain obligations to holders of Notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal, premium, if any, and interest to the date of such deposit if such Notes have become due and payable or to the date specified as the fixed date on which the payment of principal and interest on the Notes are due and payable or the date fixed for redemption of such Notes, as the case may be (section 401 of the Indenture). Funds shall be deposited in such currency or currencies, currency unit(s) or composite currency or currencies in which the Notes are payable.

      The Indenture provides that, if the provisions of Article Fourteen thereof (relating to defeasance and covenant defeasance) are made applicable to the Notes, we may elect either:

(1) to defease and be discharged from any and all obligations with respect to the Notes. However, we will not be discharged from the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the Notes. In addition, we will not be discharged from the obligations to register the transfer or exchange of Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust (“defeasance”) (section 1402 of the Indenture); or

(2) to be released from our obligations relating to sections 1004 to 1011, inclusive, and section 1015 of the Indenture (being the restrictions described under the caption “— Material Covenants”) and, if provided under the Indenture, our obligations with respect to any other covenant contained in the Indenture, and any omission to comply with such obligations, shall not constitute a default or an Event of Default with respect to the Notes (“covenant defeasance”) (section 1403 of the Indenture).

      Defeasance or covenant defeasance will occur upon our irrevocable deposit with the Trustee, in trust, of an amount sufficient to pay the principal of (and premium, if any) and interest on the Notes, on their scheduled due dates. The amount deposited will be in Government Obligations (as defined below) or such currency or currencies, currency unit(s) or composite currency or currencies in which the Notes are payable at maturity, or both.

      Such a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable United States federal income tax law occurring after the date of the Indenture (section 1404 of the Indenture).

      Unless otherwise provided in this Prospectus, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to the Notes:

(1) the holder of a Note is entitled to, and does, elect under the Indenture or the terms of the Notes to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of the Notes; or

(2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made,

the indebtedness represented by the Notes shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the Notes as they become due out of the proceeds yielded by converting the amount deposited in respect of the Notes into the currency, currency unit or composite currency in which the Notes become payable as a result of such election or such cessation of usage based on the applicable market exchange rate (section 1405 of the Indenture).

      Unless otherwise described in this Prospectus, all payments of principal of (and premium, if any) and interest on the Notes that are payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

      If we effect covenant defeasance with respect to the Notes and the Notes are declared due and payable because of the occurrence of any Event of Default, other than:

(1) the Event of Default described in clause (4) under “— Events of Default, Notice and Waiver” or

(2) the Event of Default described in clause (7) under “— Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance,

the amount in such currency, currency unit or composite currency in which the Notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the Notes at the fixed date on which they become due and payable but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. In any such event, we would remain liable to make payment of such amounts due at the time of acceleration.

Certain Definitions

      Set forth below are defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Additional Amounts” means any additional amounts which are required by a debt security or by or pursuant to a resolution of our Board of Directors, under circumstances specified therein, to be paid by us in respect of certain taxes imposed on certain holders and which are owing to such holders.

      “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. Control means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      “Business Day” means a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

      “Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of Developers Diversified Realty Corporation and its subsidiaries:

(1) plus amounts which have been deducted for

(a) interest on our and our subsidiaries’ Debt,

(b) provision for our and our subsidiaries’ taxes based on income,

(c) amortization of debt discount,

(d) depreciation and amortization, and

(2) adjusted, as appropriate, for

(a) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, and

(b) the effect of equity in net income or loss of joint ventures in which we own an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

      “Consolidated Net Income” for any period means the amount of our and our subsidiaries’ net income (or loss) for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Conversion Event” means the cessation of use of (i) a Foreign Currency both by the government of the country which issued such currency and for settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit (or composite currency) other than the ECU for the purposes for which it was established.

      “Debt” means any of our or our subsidiaries’ indebtedness, whether or not contingent, in respect of:

(1) borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or our subsidiaries;

(3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(4) any lease of property by us or our subsidiaries as lessee which is reflected on our Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our Consolidated Balance Sheet in accordance with generally accepted accounting principles. Debt also includes, to the extent not otherwise included, any obligation of ours or our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than us or our subsidiaries). Debt shall be deemed to be incurred by us or our subsidiaries whenever we or any such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

      “ECU” means the European Currency Unit as defined and revised from time to time by the Council of the European Communities.

      “European Communities” means the European Economic Community, the European Coal and Steel Community and the European Atomic Energy Community.

      “European Monetary System” means the European Monetary System established by the Resolution of December 5, 1978 of the Council of the European Communities.

      “Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments.

      “Funds from Operations” means Consolidated Net Income for any period without giving effect to depreciation and amortization, nonrecurring gains and losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis for such period.

      “Government Obligations” means securities that are

(1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, and for which the full faith and credit of the applicable government is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable. The payment of these obligations must be unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and the obligations may not be callable or redeemable at the option of the issuer thereof. Such obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (section 101 of the Indenture).

      “holder” means the Person in whose name a debt security is registered in the register for each series of debt securities.

      “Indexed Security” means a debt security for which the principal amount payable on the date specified in such debt security as the fixed date on which the principal of such security is due and payable may be more or less than the principal face amount thereof at original issuance.

      “Maximum Annual Service Charge” as of any date means the maximum amount which may become payable in a period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization will include the amount of any sinking fund or other analogous fund for the retirement of Debt. It will also include the amount payable on account of principal of any such Debt which matures serially other than at the final maturity date of such Debt.

      “Original Issue Discount Security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

      “Outstanding,” when used with respect to debt securities, means, as of the date of determination, all debt securities theretofore authenticated and delivered under the Indenture, except:

(1) debt securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(2) debt securities, or portions thereof, for whose payment or redemption or repayment at the option of the holder money in the necessary amount has been deposited with the Trustee or any paying agent (other than by us) in trust or set aside and segregated in trust by us (if we shall act as our own paying agent) for the holders of such debt securities and any coupons appertaining thereto, provided that, if such debt securities are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made;

(3) debt securities, except to the extent provided in sections 1402 and 1403 of the Indenture, with respect to which we have effected defeasance and/or covenant defeasance;

(4) debt securities which have been paid pursuant to section 306 of the Indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the Indenture, other than any such debt securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are our valid obligations; and

(5) debt securities converted into common shares or preferred shares in accordance with or as contemplated by the Indenture, if the terms of such debt securities provide for convertibility pursuant to section 301 of the Indenture;

provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder or are present at a meeting of holders for quorum purposes, and for the purpose of making the calculations required by section 313 of the TIA:

(1) the principal amount of an Original Issue Discount Security that may be counted in making such determination or calculation and that shall be deemed to be Outstanding for such purpose shall be equal to the amount of principal that would be (or shall have been declared to be) due and payable, at the time of such determination, upon a declaration of acceleration of the maturity thereof;

(2) the principal amount of any debt security denominated in a foreign currency that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the U.S. dollar equivalent, determined pursuant to section 301 as of the date such debt security is originally issued by us, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent as of such date of original issuance of the amount determined as provided in clause (1) above) of such debt security;

(3) the principal amount of any Indexed Security that may be counted in making such determination or calculation and that shall be deemed Outstanding for such purpose shall be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to section 301 of the Indenture; and

(4) debt securities owned by us or any other obligor upon the debt securities or any Affiliate of ours or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which the Trustee knows to be so owned shall be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to any such debt securities and that the pledgee is not us or any other obligor upon the debt securities or any Affiliate of ours or of such other obligor.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Subsidiary” means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other Subsidiaries. For purposes of this definition, “voting stock” means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

      “Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles (but excluding intangibles and trade receivables related to rent and other charges derived from leases with tenants) after eliminating intercompany accounts and transactions.

      “Undepreciated Real Estate Assets” as of any date means the amount of our and our subsidiaries’ real estate assets on such date, before depreciation and amortization and determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Unencumbered Real Estate Asset Value” as of any date means the sum of:

(1) our Undepreciated Real Estate Assets, which are not encumbered by any mortgage, lien, charge, pledge or security interest, as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if that filing is not required under the Exchange Act, with the Trustee) prior to such date; and

(2) the purchase price of any real estate assets that are not encumbered by any mortgage, lien, charge, pledge, or security interest and were acquired by us or any subsidiary after the end of such calendar quarter.

Book-Entry

      The Notes will be issued only in book-entry form and will be represented by one or more global securities (“Global Notes”). DTC will act as securities depository for the Global Notes. The Global Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”

      Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

      Depository Procedures. The following description of the operations and procedures of DTC are provided soley as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants and Indirect Participants are on file with the SEC.

      DTC has also advised the Company that purchases of Global Notes under the DTC system must be made by or through Participants, which will receive a credit for the Global Notes on DTC’s records. The ownership interest of each actual purchaser of each Global Note (“Beneficial Owner”) is in turn to be recorded on the Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Notes, except in the event that use of the book-entry system for the Global Notes is discontinued. Pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers of the Notes with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes). To facilitate subsequent transfers, all Global Notes deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with DTC and their registration in the name of Cede & Co.

or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes; DTC’s records reflect only the identity of the Participants to whose accounts such Global Notes are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC System, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see “— Exchange of Book-Entry Notes for Certificated Notes.”

      Redemption proceeds and payments in respect of the principal of (and premium, if any) and interest on the Global Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, in its capacity as the registered holder under the Indenture. DTC’s practice is to credit Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments in respect of the principal of (and premium, if any) and interest on the Global Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company and the Trustee, disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

      Interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the Company that conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC has also advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

      The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

      Exchange of Book-Entry Notes for Certificated Notes. DTC may discontinue providing its services as securities depository with respect to the Global Notes at any time by giving reasonable notice to the Company or the Trustee. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, or if the Company decides to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository), the Company will issue individual, fully registered, definitive Notes (“Definitive Notes”) in exchange for the Global Note or Notes representing such Definitive Notes. Upon the exchange of a Global Note for individual Notes, such Global Note shall be cancelled by the Trustee and the Definitive Notes shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its Participants, any Indirect Participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the persons in whose names such Notes are so registered and shall recognize the holders thereof as Note holders.

REGISTRATION RIGHTS

      The Company has entered into a registration rights agreement with the initial purchasers (the “Registration Rights Agreement”) for the benefit of the holders of the Old Notes wherein the Company agreed, to use its reasonable best efforts (i) to file with the SEC within 90 calendar days after April 22, 2004 (the “Closing Date”), a registration statement with respect to New Notes identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions under the Securities Act and will not provide for any Additional Interest) and (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 calendar days after the Closing Date. As promptly as practicable after the Exchange Offer Registration Statement has been declared effective, the Company will offer to holders the opportunity to exchange all their Old Notes for New Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes but will, in any event, use its reasonable best efforts to cause the Exchange Offer to be consummated within 210 days of the Closing Date. For each Old Note validly tendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an New Note having a principal amount equal to the principal amount of the tendered Old Note.

      Based on existing interpretations of the Securities Act by the staff of the SEC (the “Staff”) set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the New Notes to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Staff set forth in the abovementioned no-action letters, (ii) will not be entitled to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters to third parties.

      Each holder of the Old Notes (other than certain specified holders) who wishes to exchange the Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) the New Notes to be received by it will be acquired in the ordinary course of its business and (iii) at the time of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer who acquired the Note for its own account as a result of market-making or other trading activities

(a “Participating Broker-Dealer”) must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes for a period of 180 days from the issuance of the New Notes.

      If, (i) because of any change in law or applicable interpretations thereof by the Staff, the Company is not permitted to effect the Exchange Offer, (ii) if for any other reason (A) the Exchange Offer Registration Statement is not declared effective within 180 days following the Closing Date or (B) the Exchange Offer is not consummated within 30 days after effectiveness of the Exchange Offer Registration Statement, (iii) if any holder (other than an Initial Purchaser holding Notes acquired directly from the Company) is not eligible to participate in the Exchange Offer or participates in the Exchange Offer (by validly tendering its Notes and not withdrawing them) but does not receive New Notes which are freely tradable without any limitations or restrictions under the Securities Act or (iv) under certain circumstances, if the initial purchasers shall so request, then in each case, the Company will (x) promptly deliver to the holders written notice thereof and (y) at the Company’s sole expense (a) as promptly as practicable (but no later than (i) 180 days after the Closing Date or (ii) 60 days after the filing obligation arises, whichever is later), file a shelf registration statement covering resales of the Old Notes, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 210 days after the Closing Date (or in the case of a request by an Initial Purchaser, within 60 days of such filing) and (c) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, the end of such shorter period) after the Closing Date or such time as all of the applicable Notes have been sold thereunder. The Company will, if a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder that sells Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

      If the Company fails to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then Additional Interest (as defined below) shall become payable in respect of the Old Notes as follows:

      If (i) the Exchange Offer Registration Statement is not filed with the SEC on or prior to the 90th day following the Closing Date, (ii) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 180th day following the Closing Date, (iii) the Exchange Offer is not consummated on or prior to the 30th day following the effective date of the Exchange Offer Registration Statement, (iv) if required, a Shelf Registration Statement is not filed with the SEC on or prior to (A) the 180th day following the Closing Date or (B) the 60th day after the filing obligation arises, whichever is later, (v) if required, a Shelf Registration Statement is not declared effective on or prior to the 210th day following the Closing Date (or, if a Shelf Registration Statement is required to be filed upon the request of any Initial Purchaser, within 60 days after such filing), (vi) a Shelf Registration Statement is declared effective by the SEC but such Shelf Registration Statement ceases to be effective or such Shelf Registration Statement or the prospectus included therein ceases to be usable in connection with resales of Notes for any reason and the aggregate number of days in any consecutive 365-day period for which the Shelf Registration Statement or such prospectus shall not be effective or usable exceeds 45 days or (vii) the Exchange Offer Registration Statement is declared effective by the SEC but, if the Exchange Offer Registration Statement is being used in connection with the resale of New Notes, the Exchange Offer Registration Statement ceases to be effective or the Exchange Offer Registration Statement or the prospectus included therein ceases to be usable in connection with resales of New Notes for any reason during the 180-day period in which it is required to remain effective (each of the events referred to in clauses (i) through (vii) above being hereinafter called a “Registration Default”), the per annum interest rate borne by the Old Notes shall be increased (“Additional Interest”) by one-quarter of one percent (0.25%) per annum immediately following such 90-day period in the case of clause (i) above, immediately following such 180-day period in the case of clause (ii) above, immediately following such 30-day period in the case of clause (iii) above, immediately following any such 180-day period or 60-day period, whichever ends later, in the case of clause (iv) above, immediately following any such 210-day period or 60-day period, whichever ends first, in the case of clause (v) above, immediately following the 45th day in any consecutive 365-day period that a Shelf Registration Statement shall not be effective or a Shelf Registration Statement or the prospectus included therein shall not be usable as contemplated by clause (vi) above, or immediately following the day that the Exchange Offer Registration Statement shall not be effective or the Exchange Offer Registration Statement or the prospectus included therein shall not be usable as contemplated by clause (vii) above, which rate will be increased by an additional one-quarter of one percent (0.25%) per annum immediately following each 90-day period that any Additional Interest continues to accrue under any circumstances; provided that the aggregate increase in such annual interest rate may in no event exceed one-half of one percent (0.50%) per annum. Upon the filing of the Exchange Offer Registration Statement after the 90-day period described in clause (i) above, the effectiveness of the Exchange Offer Registration Statement after the 180-day period described in clause (ii) above, the consummation of the Exchange Offer after the 30-day period described in clause (iii) above, the filing of the Shelf Registration Statement after the 180-day period or 60-day period day, as the case may be, described in clause (iv) above, the effectiveness of a Shelf Registration Statement after the 210-day period or 60-day period, as the case may be, described in clause (v) above, or the Shelf Registration Statement once again being effective or the Shelf Registration Statement and the prospectus included therein becoming usable in connection with resales of Notes, as the case may be, in the case of clause (vi) above, or the Exchange Offer Registration Statement once again becoming effective or the Exchange Offer Registration Statement and the prospectus included therein becoming usable in connection with resales of New Notes, as the case may be, in the case of clause (vii) thereof, the interest rate borne by the Old Notes from the date of such filing, effectiveness, consummation or resumption of effectiveness or usability, as the case may be, shall be reduced to the original interest rate so long as no other Registration Default shall have occurred and shall be continuing at such time and the Company is otherwise in compliance with this paragraph; provided, however, that, if after any such reduction in interest rate, one or more Registration Defaults shall again occur, the interest rate shall again be increased pursuant to the foregoing provisions.

      The Company shall notify the Trustee within three business days after each and every date on which an event occurs in respect of which Additional Interest is required to be paid (an “Event Date”). Additional Interest shall be paid by depositing with the Trustee, in trust, for the benefit of the holders of Notes, on or before the applicable semi-annual Interest Payment Date, immediately available funds in sums sufficient to pay the Additional Interest then due. The Additional Interest due shall be payable on each Interest Payment Date to the record holder of Notes entitled to receive the interest payment to be paid on such date as set forth in the Indenture. Each obligation to pay Additional Interest shall be deemed to accrue from and including the day following the applicable Event Date.

      Anything herein to the contrary notwithstanding, any holder who was, at the time the Exchange Offer was pending and consummated, eligible to exchange, and did not validly tender, its Notes for New Notes in the Exchange Offer will not be entitled to receive any Additional Interest. For purposes of clarity, it is hereby acknowledged and agreed that, under current interpretations of law by the SEC, initial purchasers holding unsold allotments of Notes acquired from the Company are not eligible to participate in the Exchange Offer.

      Each Note will contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement.

      The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to the Company. In addition, the information set forth above concerning certain interpretations of and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of certain United States federal income tax consequences expected to result from the purchase, ownership and disposition of the Notes by holders acquiring the Notes on original issue for cash. This summary is based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal income tax consequences discussed below. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought.

      The tax treatment of a holder of Notes may vary depending upon such holder’s particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, foreign corporations, nonresident alien individuals and persons holding the Notes as part of a “straddle,” “hedge” or “conversion transaction”) may be subject to special rules not discussed below. This discussion is limited to holders who will hold the Notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

      As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust, if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of the Notes is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Notes that is not a U.S. Holder.

Exchange Offer

      Pursuant to the Exchange Offer, Old Notes may be exchanged for New Notes, which do not differ materially either in kind or extent from the Old Notes. Accordingly, no gain or loss will be realized for United States federal income tax purposes upon an exchange of the Old Notes for the New Notes pursuant to the Exchange Offer. A U.S. Holder will have the same basis and holding period in the New Notes that it had in the Old Notes immediately prior to the exchange.

Sale, Retirement or Other Taxable Disposition

      In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note in an amount equal to the difference between (i) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest, which generally will be taxable to a holder as ordinary income) and (ii) the holder’s adjusted tax basis in such Note. A U.S. Holder’s tax basis in a Note generally will be equal to the price paid for such Note. Currently, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual from the sale of a capital asset (such as the Note) that has been held for more than one year will be subject to tax at a rate not to exceed 15%, and net capital gain from the sale of an asset held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

Non-U.S. Holders

      A Non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such Non-U.S. Holder is a direct or indirect 10% or greater shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the “Withholding Agent”) must have received, before payment, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions the beneficial owner must provide to such organization or institution an IRS Form W-8BEN and the organization or institution must provide a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN to the Withholding Agent. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

      In addition, a Non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes gain upon retirement or disposition of a Note, provided (1) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and (2) the Non-U.S. Holder is not a resident alien individual who was present in the United States for 183 or more days during the taxable year. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard. The Note will not be includable in the estate of a Non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company or, at the time of such individual’s death, payments in respect of the Note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

      Backup withholding of United States federal income tax at a rate of 28% may apply to payments made in respect of a Note to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) and an IRS Form W-8BEN (in the case of a Non-U.S. Holder) or an IRS Form W-9 (in the case of a U.S. Holder). Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those holders who are not exempt recipients. In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 28% of the entire purchase price, unless the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless the seller certifies its Non-U.S. status (and certain conditions are met). Certification of the registered owner’s Non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s federal income tax liability provided the required information is furnished to the IRS.

STATE AND LOCAL TAX CONSIDERATIONS

      In addition to the United States federal tax consequences described in “Certain Federal Income Tax Considerations,” potential investors should consider the state and local tax consequences of the acquisition, ownership and disposition of the Notes. State and local tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state or locality. Therefore, potential investors should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the Notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for private notes if such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of New Notes by broker-dealers or any other person. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of any such notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of private notes) other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by holders of Old Notes, and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

EXPERTS

      The financial statements of the Company incorporated in this prospectus by reference to the Company’s Current Report of Form 8-K dated June 22, 2004, the financial statement schedules included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the audited historical financial statements of Benderson Development Company Portfolio I and Benderson Development Company Portfolio II for the year ended December 31, 2003 included in the Company’s Current Report on Form 8-K dated March 31, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of JDN Realty Corporation, our subsidiary as of March 13, 2003, at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 appearing in our Current Report on Form 8-K dated January 20, 2004, incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the New Notes will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (2) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against such person and incurred by person in his or her capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

      The registrant’s code of regulations provides for the indemnification of directors and officers of the registrant to the maximum extent permitted by Ohio law as authorized by the board of directors of the registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification.

      The registrant maintains a directors’ and officers’ insurance policy which insures the directors and officers of the registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the registrant, subject to certain exceptions.

      The registrant has entered into indemnification agreements with its directors and officers which provide for indemnification to the fullest extent permitted under Ohio law.

Item 21.	Exhibits

Exhibit No.	Exhibit Description

3.1	Amended and Restated Articles of Incorporated, as amended, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.2	Second Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.3	Third Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.4	Fourth Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.5	Fifth Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.6	Sixth Amendment to the Amended and Restated Articles of Incorporation, as amended.*

Exhibit No.	Exhibit Description

3.7	Seventh Amendment to the Amended and Restated Articles of Incorporation, as amended.*
3.8	Code of Regulations, as amended, incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
4.1	Senior Indenture, dated as of May 1, 1994, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
4.2	First Supplement to Senior Indenture, dated as of May 10, 1995, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
4.3	Second Supplement to Senior Indenture, dated as of April 22, 2004, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
4.4	Third Supplement to Senior Indenture, dated as of January 23, 2004, between the Registrant and the Trustee.*
4.5	Fourth Supplement to Senior Indenture, dated as of April 22, 2004, between the Registrant and the Trustee.*
4.6	Form of the 5.25% Note due 2011, filed herewith.*
4.7	Registration Rights Agreement, dated as of April 22, 2004, by and among the Registrant and the initial purchasers, filed herewith.
5.1	Opinion of Baker & Hostetler LLP regarding legality.*
8.1	Opinion of Baker & Hostetler LLP regarding certain tax matters.*
12.1	Calculation of Ratio of Earnings to Fixed Charges, incorporated by reference to the Company’s Current Report on Form 8-K dated September 2, 2004 and filed on September 2, 2004.
23.1	Consent of PricewaterhouseCoopers LLP, filed herewith.
23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.
23.3	Consent of Ernst & Young LLP, filed herewith.
23.4	Consent of Baker & Hostetler LLP (included in Exhibit 5).*
24.1	Power of Attorney.*
25.1	Statement of Eligibility of Trustee on Form T-1 for National City Bank.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guarantied Delivery.*
99.3	Form of Letters to Depository Trust Company Participants.*
99.4	Form of Letter to Clients.*

* Previously filed.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, on the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio, on September 2, 2004.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ SCOTT A. WOLSTEIN

Scott A. Wolstein
Chief Executive Officer and Chairman

      Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below as of September 2, 2004 by the following persons in the capacities and on the dates indicated:

/s/ SCOTT A. WOLSTEIN Scott A. Wolstein		Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ WILLIAM H. SCHAFER William H. Schafer		Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Dean S. Adler		Director

* Terrance R. Ahern		Director

* Mohsen Anvari		Director

* Robert H. Gidel		Director

* Victor B. MacFarlane		Director

* Craig Macnab		Director

* Scott D. Roulston		Director

* Barry A. Sholem		Director

* William B. Summers, Jr.		Director

*By:	/s/ SCOTT A. WOLSTEIN Scott A. Wolstein Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Amended and Restated Articles of Incorporated, as amended, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.2	Second Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.3	Third Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.4	Fourth Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.5	Fifth Amendment to the Amended and Restated Articles of Incorporation, as amended, incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
3.6	Sixth Amendment to the Amended and Restated Articles of Incorporation, as amended.*
3.7	Seventh Amendment to the Amended and Restated Articles of Incorporation, as amended.*
3.8	Code of Regulations, as amended, incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
4.1	Senior Indenture, dated as of May 1, 1994, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
4.2	First Supplement to Senior Indenture, dated as of May 10, 1995, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
4.3	Second Supplement to Senior Indenture, dated as of April 22, 2004, between the Registrant and the Trustee, incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-3 (No. 333-108361) filed on August 29, 2003.
4.4	Third Supplement to Senior Indenture, dated as of January 23, 2004, between the Registrant and the Trustee.*
4.5	Fourth Supplement to Senior Indenture, dated as of April 22, 2004, between the Registrant and the Trustee.*
4.6	Form of the 5.25% Note due 2011.*
4.7	Registration Rights Agreement, dated as of April 22, 2004, by and among the Registrant and the initial purchasers, filed herewith.
5.1	Opinion of Baker & Hostetler LLP regarding legality.*
8.1	Opinion of Baker & Hostetler LLP regarding certain tax matters.*
12.1	Calculation of Ratio of Earnings to Fixed Charges, incorporated by reference to the Company’s Current Report on Form 8-K dated September 2, 2004 and filed on September 2, 2004.
23.1	Consent of PricewaterhouseCoopers LLP, filed herewith.
23.2	Consent of PricewaterhouseCoopers LLP, filed herewith.
23.3	Consent of Ernst & Young LLP, filed herewith.
23.4	Consent of Baker & Hostetler LLP (included in Exhibit 5).*
24.1	Power of Attorney.*
25.1	Statement of Eligibility of Trustee on Form T-1 for National City Bank.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guarantied Delivery.*
99.3	Form of Letters to Depository Trust Company Participants.*
99.4	Form of Letter to Clients.*

* Previously filed.